UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Eastman Chemical Company

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LETTER TO STOCKHOLDERS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION ABOUT THE MEETING AND VOTING
Proxy Statement and Annual Meeting
Voting By Proxy
How to Revoke Your Proxy
Record Date; Stockholders Entitled to Vote; Voting Rights
Quorum
Vote Required for Approval of Matters to be Considered
Proxy Solicitation Costs
Matters Raised at the Annual Meeting Not Included in this Proxy Statement
Stockholder Proposals for the 2009 Annual Meeting
Nominations by Stockholders for Election to the Board of Directors
Annual Report to Stockholders, Annual Report on Form 10-K, and Corporate Governance Materials
Communications to the Board of Directors
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
ITEM 1--ELECTION OF DIRECTORS
NOMINEES FOR DIRECTOR
MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
Information About the Board of Directors and Corporate Governance
Director Independence
Transactions with Directors, Executive Officers, and Related Persons
Board Committees
Audit Committee.
Audit Committee Report
Nominating and Corporate Governance Committee.
Director Nominations.
Compensation and Management Development Committee.
Compensation Committee Report
Finance Committee.
Health, Safety, Environmental and Security Committee.
Director Compensation
ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Audit Fees
Audit-Related Fees
Tax Fees
All Other Fees
ITEM 3 -- PROPOSAL REQUESTING THAT MANAGEMENT REVISE EMPLOYMENT NONDISCRIMINATION POLICY TO PROHIBIT “DISCRIMINATION BASED ON SEXUAL ORIENTATION AND GENDER IDENTITY”
Response of the Company
ITEM 4 -- PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS NECESSARY TO ELECT EACH DIRECTOR ANNUALLY
Response of the Company
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Common Stock
Common Stock and Common Stock Units
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Tables
Termination and Change-in-Control Arrangements
FORMS OF PROXY

March 14, 2008

Dear Fellow Stockholder:

Our 2008 Annual Meeting of Stockholders will be held at the Toy F. Reid Employee Center, located at 400 South Wilcox Drive, in Kingsport, Tennessee, on May 1, 2008, at 11:30 a.m. Doors to the meeting will open at 10:30 a.m. The business to be considered and voted upon at the meeting is explained in the accompanying proxy materials (consisting of the Notice of Annual Meeting, the Proxy Statement, and the proxy card). A copy of Eastman’s 2007 Annual Report to Stockholders is also included with these materials.

Your vote is important for this year’s annual meeting, regardless of the number of shares you own. Signing and returning a proxy card or submitting your proxy via the Internet or telephone in advance of the meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Whether you choose to vote by proxy card, telephone, or computer, I urge you to vote as soon as possible. If you are a record holder of Eastman stock, an admission ticket for the meeting is included with your proxy card. If you received our proxy materials from a broker or bank and do not have an admission ticket but wish to attend the meeting, please call (423) 229-4647.

Thank you for your support of our Company.

Sincerely,

J. Brian Ferguson
Chairman and Chief Executive Officer

EASTMAN CHEMICAL COMPANY
200 South Wilcox Drive
Kingsport, Tennessee 37660
(423) 229-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2008

To Our Stockholders:

The 2008 Annual Meeting of Stockholders of Eastman Chemical Company (“Eastman” or the “Company”) will be held at the Toy F. Reid Employee Center, located at 400 South Wilcox Drive, Kingsport, Tennessee, on May 1, 2008, at 11:30 a.m., local time. The purposes of the meeting are:

•	Elect Directors. To elect three directors to serve in the class for which the term in office expires at the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	Ratify Appointment of Independent Auditors. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for 2008;

•	Vote on Stockholder Proposals. To vote on two proposals submitted by stockholders if properly presented at the meeting; and

•	Transact Any Other Business. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2008 are entitled to vote at the meeting. It is important that your shares be represented and voted at the meeting. Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card or voting instruction form (if you received the proxy materials by mail from a broker or bank);

•	By Internet at the web address shown on your proxy card or voting instruction form; or

•	Mark, sign, date, and promptly return your proxy card or voting instruction form in the postage-paid envelope provided.

Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors

Theresa K. Lee
Chief Legal Officer and Corporate Secretary

March 14, 2008

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS OF
EASTMAN CHEMICAL COMPANY
TO BE HELD ON MAY 1, 2008

INFORMATION ABOUT THE MEETING AND VOTING

Proxy Statement and Annual Meeting

This proxy statement is dated March 14, 2008 and is first being mailed and delivered electronically to Eastman stockholders, and made available on the Internet at the Company’s website (www.eastman.com), on or about March 21, 2008. Our Board of Directors (the “Board”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Stockholders of the Company to be held on May 1, 2008, and at any adjournments or postponements of the meeting. A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote your stock by proxy. At the meeting, stockholders will be asked to consider and vote on the items of business listed in the accompanying Notice of Annual Meeting and described in more detail in this proxy statement.

Voting By Proxy

A proxy is a legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card, or a form of proxy.

By completing and returning your proxy (either by returning the paper proxy card or by submitting your proxy electronically via the Internet, or by telephone), you appoint Richard A. Lorraine, the Company’s Chief Financial Officer, and Theresa K. Lee, the Company’s Chief Legal Officer and Corporate Secretary, to represent you at the meeting and direct them to vote your shares at the meeting according to your instructions. Shares of common stock represented by proxy will be voted by the proxy holders at the meeting in accordance with your instructions as indicated in the proxy. If you properly execute and return your proxy (in paper form, electronically via the Internet, or by telephone) but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of the Board as to the matters identified in this proxy statement and in the best judgment of the proxy holders as to any other matters.

If your shares are registered in your name, you are a stockholder of record. Stockholders of record may vote by proxy in one of three ways:

•	by telephone: call (888) 693-8683 and follow the instructions on your proxy card;

•	via the Internet: visit the www.cesvote.com website and follow the instructions on your proxy card; or

•	by mail: mark, sign, date, and mail your proxy card in the enclosed postage-paid envelope.

The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm that stockholders’ instructions have been recorded properly.

If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from the registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting is also offered to stockholders who own their shares through certain banks and brokers.

How to Revoke Your Proxy

You may revoke your proxy at any time before its exercise at the meeting by:

•	giving written notice of revocation to the Corporate Secretary of the Company;

•	executing and delivering a later-dated, signed proxy card or submitting a later-dated proxy via the Internet or by telephone before the meeting; or

•	voting in person at the meeting.

All written notices of revocation or other communications with respect to revocation of proxies should be sent to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Corporate Secretary, so that they are received before the meeting.

Record Date; Stockholders Entitled to Vote; Voting Rights

The record date for the 2008 Annual Meeting of Stockholders is March 10, 2008. Owners of record of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. The record date is established by the Board as required by Delaware law. If your shares are held in “street name” through a broker, bank or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

On the record date, there were 77,544,913 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote on each matter voted upon at the meeting for each share of common stock they hold of record on the record date.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the meeting is necessary to constitute a quorum to conduct business. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Please note that banks and brokers which have not received voting instructions from their clients cannot vote on their clients’ behalf on adoption of the stockholder proposals, but may vote their clients’ shares on the election of directors and the ratification of the appointment of independent auditors.

Vote Required for Approval of Matters to be Considered

Each director who receives a majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) will be elected as a director. With respect to the election of directors, stockholders may by proxy (1) vote “for” all three of the nominees, (2) vote “against” all three of the nominees, (3) vote “against” any individual nominee or nominees but vote “for” the other nominee(s), or (4) “abstain” from voting on one or more nominees. Shares not present at the meeting and abstentions will have no effect on the outcome of the election of directors. Similarly, any broker non-votes are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors.

The affirmative vote of a majority of the votes cast is required for each of the ratification of the appointment of independent auditors and adoption of the recommendations of the stockholder proposals. With respect to each of these items, stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of these proposals.

Proxy Solicitation Costs

We will bear the cost of soliciting proxies and the cost of the meeting. In addition to the solicitation of stockholders by mail and electronic means, proxies may be solicited by telephone, facsimile, personal contact, and similar means by our directors, officers, or employees, none of whom will be specially compensated for these activities. We have also contacted brokerage houses, banks, nominees, custodians, and fiduciaries which can be identified as record holders of common stock. Such holders, after inquiry by us, have provided certain information concerning beneficial owners not objecting to the disclosure of such information and the quantities of proxy materials and annual reports needed to supply such materials to beneficial owners, and we will reimburse such record holders for the expense of providing such beneficial ownership information and of mailing proxy materials and annual reports to beneficial owners. We have retained Georgeson Inc. to assist with the solicitation of proxies and vote projections for a fee of $17,000 plus reimbursement of out-of-pocket expenses.

Matters Raised at the Annual Meeting Not Included in this Proxy Statement

We do not expect any business to be acted upon at the meeting other than as described in this proxy statement. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have the discretion to vote or act on those matters for you according to their best judgment.

Stockholder Proposals for the 2009 Annual Meeting

In accordance with rules of the SEC, if you wish to submit a proposal for presentation at Eastman’s 2009 Annual Meeting of Stockholders, it must be received by the Company at its principal executive offices on or before November 21, 2008 in order to be included in the Company’s proxy materials relating to its 2009 Annual Meeting of Stockholders. Any such proposal should be sent to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Corporate Secretary.

In addition, our Bylaws require that a proposal to be submitted by a stockholder for a vote of the Company’s stockholders at an annual meeting of stockholders, whether or not also submitted for inclusion in the Company’s proxy materials, must be preceded by adequate and timely notice to the Corporate Secretary of the Company. To be adequate, the notice must set forth certain information specified in our Bylaws about the stockholder and the proposal. The Bylaws are available through the “Investors — Corporate Governance” section of the Company’s website, and also will be provided to any stockholder upon written request. To be timely, the notice must be delivered to the Corporate Secretary of the Company not less than 45 days prior to the day of the month on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. If, as expected, notice of the 2008 Annual Meeting of Stockholders is first sent to stockholders on March 21, 2008, then such advance notice would be timely if delivered on or before February 4, 2009.

Nominations by Stockholders for Election to the Board of Directors

Our Bylaws provide that nominations by stockholders of persons for election to the Board may be made by giving adequate and timely notice to the Corporate Secretary of the Company. To be adequate, the nomination notice must set forth certain information specified in our Bylaws about each stockholder submitting a nomination and each person being nominated. The Bylaws are available through the “Investors — Corporate Governance” section of the Company’s website, and also will be provided to any stockholder upon written request. To be timely, the nomination notice must be delivered to the Corporate Secretary of the Company not less than 45 days prior to the day of the month on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. The Nominating and Corporate Governance Committee of the Board will consider persons properly and timely nominated by stockholders and recommend to the full Board whether such nominee should be included with the Board’s nominees for election by stockholders.

Annual Report to Stockholders, Annual Report on Form 10-K, and Corporate Governance Materials

Our Annual Report to Stockholders for 2007, including consolidated financial statements for the year ended December 31, 2007, is being mailed and delivered electronically to stockholders, and made available on the Internet at the Company’s website, concurrently with this proxy statement but does not form any part of the proxy solicitation material. This year’s Annual Report to Stockholders includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC. This information is also available via the Internet at the Company’s website (www.eastman.com), and the version of such report (with exhibits) filed with the SEC is available at the SEC’s website (www.sec.gov).

We also make available free of charge, through the “Investors — Corporate Governance” section of the Eastman website, the Corporate Governance Guidelines, the charters of each of the committees of the Board, and codes of business conduct and ethics for our directors, officers, and employees. Such materials are also available in print upon written request of any stockholder to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Investor Relations.

Communications to the Board of Directors

Stockholders, and other interested parties, may communicate with non-management directors in writing by directing such communications to the Chair of the Nominating and Corporate Governance Committee, Eastman Chemical Company, P.O. Box 1976, Kingsport, Tennessee 37662-5075 or by telephone toll free by calling 800-782-2515. Any communications concerning substantive Board or Company matters are promptly forwarded by the office of the Corporate Secretary to the Chair of the Nominating and Corporate Governance Committee, and the office of the Corporate Secretary keeps and regularly provides to the Chair of the Nominating and Corporate Governance Committee a summary of any communications received.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

ITEM 1 — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation divides the Board into three classes, with the terms of office of the respective classes ending in successive years. Under the Company’s Bylaws, a director reaching age 70 during any term of office continues to be qualified to serve only until the next annual meeting of stockholders following his or her 70th birthday (or, if approved by unanimous action of the Board, until the next annual meeting following his or her 71st birthday). Unless additional terms of office are approved by the Board in certain circumstances, the maximum number of consecutive full three-year terms of office that may be served by any director (other than a director who is the Chief Executive Officer) is three.

Four directors are currently in the class for which the term in office expires at the 2008 Annual Meeting; three of these four directors have been nominated for reelection for a new three-year term. Under the Board retirement and term limit policies, Donald W. Griffin, whose current term expires at the Annual Meeting, is not standing for re-election. The terms of the other eight directors continue after the meeting.

The stockholders are being asked to vote on the election of three directors to the class for which the term of office shall expire at the Annual Meeting of Stockholders in 2011 and their successors are duly elected and qualified. If any nominee is unable or unwilling to serve (which we do not anticipate), the persons designated as proxies will vote your shares for the remaining nominees and for another nominee proposed by the Board or, as an alternative, the Board could reduce the number of directors to be elected at the meeting.

Director Changes Since the 2007 Annual Meeting.  In August 2007, the Board elected Gary E. Anderson as a director.

Majority Vote Standard for Election of Directors.  The Company’s Bylaws provide that directors be elected by a majority vote of stockholders. If a nominee who is serving as a director is not reelected by a majority vote at an annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under the director election provision of our Bylaws, any incumbent director who does not receive a majority of votes in favor of reelection and whose successor has not been elected by stockholders would offer to resign from the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation would not participate in the Board’s decision. If a nominee who was not already serving as a director was not elected at an annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” In 2008, all nominees for director are currently serving on the Board.

The nominees have been recommended to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. The Board of Directors recommends that you vote “FOR” election of the three nominees identified below.

Set forth below is information about each director nominated for reelection or whose term in office will continue after the meeting.

NOMINEES FOR DIRECTOR Term Expiring Annual Meeting 2011

MICHAEL P. CONNORS (director since March 2005)

Mr. Connors has been Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., a company formed for the purpose of acquiring one or more operating businesses in the information services industry, since July 2006. Mr. Connors served as a member of the Executive Board of VNU N.V., a major worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is also a member of the Board of Directors of R.H. Donnelley Corporation. Mr. Connors is 52.

J. BRIAN FERGUSON (director since January 2002)

Mr. Ferguson has been Chairman of the Board and Chief Executive Officer of the Company since 2002. He joined Eastman in 1977. Mr. Ferguson was named Vice President, Industry and Federal Affairs in 1994, became Managing Director, Greater China in 1997, was named President, Eastman Chemical Asia Pacific in 1998, became President, Polymers Group in 1999, and became President, Chemicals Group in 2001. He is also a member of the Board of Directors of FPL Group, Inc., parent company of Florida Power & Light Company. Mr. Ferguson serves as a member of the American Chemistry Council Board of Directors, on the Executive Committee of the Business Roundtable, on the President’s Export Council, and as a Trustee of the United States Council for International Business. Mr. Ferguson is 53.

HOWARD L. LANCE (director since December 2005)

Mr. Lance has served as President, Chief Executive Officer, and a director of Harris Corporation since January 2003, and was appointed Chairman of the Board in June 2003. Harris is an international communications and information technology company serving government and commercial markets. Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc. Mr. Lance is also a member of the Board of Directors of Harris Stratex Networks, Inc. Mr. Lance is 52.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE Term Expiring Annual Meeting 2009

STEPHEN R. DEMERITT (director since February 2003)

Mr. Demeritt served as Vice Chairman of General Mills, Inc. from 1999 until his retirement in 2005. General Mills is a leading producer of packaged consumer foods. He joined General Mills in 1969 and served in a variety of marketing positions, including President, International Foods from 1991 to 1993 and Chief Executive Officer of Cereal Partners Worldwide, General Mills’ global cereal joint venture with Nestle, from 1993 to 1999. Mr. Demeritt is 64.

ROBERT M. HERNANDEZ (director since August 2002)

Mr. Hernandez has been Chairman of the Board of RTI International Metals, Inc. since 1990, and was Vice Chairman of the Board and Chief Financial Officer of USX Corporation from 1994 until his retirement in 2001. He joined U.S. Steel Corporation, the predecessor of USX, in 1968, and held positions of increasing responsibility in the financial and operating organizations, including Vice President and Treasurer from 1984 to 1987, Senior Vice President and Controller from 1987 to 1989, President, U.S. Diversified Group from 1989 to 1990, Senior Vice President, Finance from 1990 to 1991, and Executive Vice President and Chief Financial Officer from 1991 to 1994. RTI, a NYSE listed company, is a leading U.S. producer of titanium mill products and fabricated-metal parts for the global market, and was affiliated with USX prior to 2000. Mr. Hernandez is also Lead Director of American Casualty Excess (ACE) Ltd., Chairman of the Board of Trustees of BlackRock Open End Long Term Bond & Equity Funds, and a member of the Board of Directors of Tyco Electronics Ltd. Mr. Hernandez is 63.

LEWIS M. KLING (director since October 2006)

Mr. Kling has served as President, Chief Executive Officer, and a director of Flowserve Corporation, a provider of industrial flow management products and services, since 2005, and was Chief Operating Officer of Flowserve from 2004 to 2005. Before joining Flowserve, he was Group Vice President and Corporate Vice President of SPX Corporation from 1999 to 2004, and served as President of Dielectric Communications, a division of General Signal Corporation, purchased by SPX Corporation, from 1997 to 1999. Mr. Kling is 63.

DAVID W. RAISBECK (director since December 2000)

Mr. Raisbeck is Vice Chairman of Cargill, Incorporated, an agricultural trading and processing company. He joined Cargill in 1971 and has held a variety of merchandising and management positions focused primarily in the commodity and financial trading businesses. Mr. Raisbeck was appointed President of Cargill’s Financial Markets Division in 1988 and President of Cargill’s Trading Sector in 1993, was elected a director of Cargill in 1994, Executive Vice President in 1995, and to his current position in 1999. He is also a member of the Board of Directors of Cardinal Health, Inc. Mr. Raisbeck is 58.

Term Expiring Annual Meeting 2010

GARY E. ANDERSON (director since August 2007)

Mr. Anderson is retired Chairman of the Board of the Dow Corning Corporation. He joined Dow Corning, a diversified company specializing in the development, manufacture, and marketing of silicones and related silicone-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President, and Chief Executive Officer, retiring as Chairman in 2005. Mr. Anderson is also a member of the Board of Directors of Chemical Financial Corporation. Mr. Anderson is 62.

RENÉE J. HORNBAKER (director since September 2003)

Ms. Hornbaker has served as Chief Financial Officer of Shared Technologies, Inc., a provider of converged voice and data networking solutions, since October 2006, and was Consultant to the Chief Executive Officer of CompuCom Systems, Inc., an information technology services provider, from 2005 to 2006. She was Vice President and Chief Financial Officer of Flowserve Corporation from 1997 until 2004. In 1977, Ms. Hornbaker joined the accounting firm Deloitte, Haskins & Sells, now Deloitte & Touche Tohmatsu, where she became a senior manager of its audit practice in the firm’s Chicago office. Following that, she served in senior financial positions with several major companies from 1986 until 1996, when she joined BW/IP, Inc., a predecessor of Flowserve, as Vice President, Business Development. Ms. Hornbaker is 55.

THOMAS H. MCLAIN (director since February 2004)

Mr. McLain served as Chairman, Chief Executive Officer, and President of Nabi Biopharmaceuticals from 2004 until his resignation in February 2007, and was Chief Executive Officer, President and a director of Nabi from 2002 until 2004. Nabi is a biotechnology company that applies its knowledge of the human immune system to develop and market products that address serious medical conditions. Previously, Mr. McLain served as President, Chief Operating Officer and a director in 2002 and 2003, and in 2001 and 2002, he served as Executive Vice President and Chief Operating Officer. From 1998 to 2001, Mr. McLain served as Senior Vice President, Corporate Services and Chief Financial Officer. From 1988 to 1998, Mr. McLain was employed by Bausch & Lomb, Inc., a global eye care company, where he held various senior financial management positions of increasing responsibility. Before joining Bausch & Lomb, Mr. McLain practiced with the accounting firm of Ernst & Young LLP. Mr. McLain is 50.

PETER M. WOOD (director since May 2000)

Mr. Wood served as Managing Director of J.P. Morgan & Company, an investment banking firm, from 1986 until his retirement in 1996, and was Vice President, Mergers & Acquisitions, of Kidder, Peabody & Company, Inc., an investment banking firm, from 1981 to 1986. From 1966 to 1981 Mr. Wood was a member (and a partner since 1971) of the international management consulting firm of McKinsey & Company. Mr. Wood was non-executive Chairman of the Board of Stone & Webster, Incorporated from 2000 to 2004. He is also a member of the Boards of Directors of Middlesex Mutual Assurance Company, Holyoke Mutual Insurance Company, and MSI Preferred Insurance Company. Mr. Wood is 69.

Information About the Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. The primary role of the Board is to maximize stockholder value over the long-term. Eastman’s business is conducted by its employees, managers, and officers, under the direction of the Chief Executive Officer and the oversight of the Board. The Nominating and Corporate Governance Committee of the Board periodically reviews and assesses the Company’s Corporate Governance Guidelines and governance practices.

The Board held seven meetings during 2007. Each director attended at least 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

The non-management directors meet in an “executive session” (i.e., without management) at each regularly scheduled Board meeting and at such other times as the Board or one or more committees of the Board may determine. The presiding director of each such executive session is the chair of the committee with authority and expertise pertinent to the subject matters to be discussed or, if the subjects to be addressed do not directly pertain to one of the committees, a presiding director is appointed by the Chairman of the Board on a rotating basis.

The Board meets before each annual meeting of stockholders, and the directors in attendance at such Board meeting attend the annual meeting of stockholders. All directors then in office attended the 2007 Annual Meeting of Stockholders.

Director Independence

The Board and its Nominating and Corporate Governance Committee have reviewed the standards of independence for directors established by applicable laws and regulations, including the listing standards of the New York Stock Exchange, and by the Company’s Corporate Governance Guidelines and have reviewed and evaluated the relationships of directors with the Company and its management. Based upon this review and evaluation, the Board has determined that none of the current non-management members of the Board has a relationship with the Company or its management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board is an independent director.

In making this determination, the Nominating and Corporate Governance Committee and the Board reviewed and evaluated all direct and indirect transactions and relationships between the Company and non-management directors and their affiliates and immediate family members. Under the New York Stock Exchange listing standards and the Corporate Governance Guidelines, an “independent” director is one who has “no direct or indirect material relationship with the Company or its management” and who:

•	has not been employed by the Company or any of its subsidiaries or affiliates, and who has no immediate family member who has been an executive officer of the Company, within the previous three years;

•	has not received, and whose immediate family member has not received, in any 12-month period within the previous three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•	as to the Company’s internal or external auditor, is not, and whose immediate family member is not, a partner; is not employed by, and whose immediate family member is not employed by and does not participate in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; has not been, and whose immediate family member has not been, within the last three years, and is not currently, a partner or employee and personally worked on the Company’s audit;

•	is not and has not in the past three years been employed, and whose immediate family member is not and has not in the past three years been employed, as an executive officer of another company where any of the Company’s present executives at the same time serve or served on that company’s compensation committee;

•	is not an employee of, and whose immediate family member is not an executive officer of, another company that has made payments to, or received payments from, the Company for property or services in an amount that exceeds, in any of the last three years, the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	has no personal services contract with the Company, any subsidiary or affiliate of the Company or any executive officer;

•	does not have any other business relationship with the Company or any of its subsidiaries or affiliates (other than service as a director) that the Company would be required to disclose in proxy statements or in annual reports on Form 10-K filed with the SEC;

•	is not an executive officer of another company that is indebted to the Company or to which the Company is indebted and the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company that he or she serves as an executive officer;

•	is not an officer, director, or trustee of a charitable organization to which discretionary charitable contributions to the organization by the Company or an affiliate are more than 1% of that organization’s total annual charitable receipts or $100,000, whichever is less; and

•	is not a director, executive officer, partner, or greater than 10% equity holder of an entity that provides advisory, consulting, or professional services to the Company, any of its affiliates, or any executive officer.

Transactions with Directors, Executive Officers, and Related Persons

As described above, at least annually the Board reviews and evaluates all current and recent past transactions involving the Company in which non-management directors and their affiliates (including immediate family members and other firms, corporations, or entities with which the director has a relationship) have or had a direct or indirect interest. The Board also reviews any such transactions and relationships in which executive officers of the Company or members of their immediate families have or had an interest. In the most recent such review, the Board considered purchases and sales of products and services in the ordinary course of business to and from companies of which non-employee directors or members of their family are executive officers. Each such transaction was below the thresholds of the categorical standards listed above and determined by the Board not to be a material transaction or relationship.

The Board also reviewed the employment by the Company as an engineer of the son of one of the executive officers and determined that such executive officer does not have a material interest in such employment relationship or transactions that creates a conflict of interest. The terms of such employment, including compensation and benefits, are in all respects according to standard Company policies and practices for professional employees. The executive officer’s son works in an organization that is not in the executive’s line of management and the executive has no direct or indirect reporting relationship with his son.

Written Company policies require approval by the Board (in the case of the Chief Executive Officer) or senior management (in the case of all other employees) of each transaction in which an employee has a direct or indirect financial or other personal interest, and restrict direct or indirect reporting relationships between immediate family member employees.

Board Committees

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation and Management Development Committee, a Finance Committee, and a Health, Safety, Environmental and Security Committee. All committee members are non-management, independent directors. The written charter of each committee of the Board is available in the “Investors — Corporate Governance” section of the Company’s Internet website (www.eastman.com).

Audit Committee.  The members of the Audit Committee are Ms. Hornbaker (Chair) and Messrs. Anderson, Hernandez, Lance, and McLain. The Audit Committee held nine meetings during 2007. The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities relating to:

•	the integrity of the financial statements of the Company and the Company’s system of internal controls;

•	the Company’s management of and compliance with legal and regulatory requirements;

•	the independence and performance of the Company’s internal auditors;

•	the qualifications, independence, and performance of the Company’s independent auditors; and

•	the retention and termination of the Company’s independent auditors, including the approval of fees and other terms of their engagement, and the approval of non-audit relationships with the independent auditors.

The Board of Directors has determined that each current member of the Audit Committee is “independent” and that Ms. Hornbaker and Messrs. Anderson, Hernandez, and McLain each is an “audit committee financial expert” under applicable provisions of the New York Stock Exchange’s listing standards and of the Securities Exchange Act of 1934. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

Audit Committee Report

The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2007. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC.

Audit Committee
Renée J. Hornbaker (Chair)
Gary E. Anderson
Robert M. Hernandez
Howard L. Lance
Thomas H. McLain

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee are Messrs. Demeritt (Chair), Connors, Griffin, Kling, Raisbeck, and Wood. The Nominating and Corporate Governance Committee held four meetings during 2007. The purpose of the Nominating and Corporate Governance Committee is to:

•	identify individuals qualified to become Board members;

•	recommend to the Board candidates to fill Board vacancies and newly-created director positions;

•	recommend to the Board whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms;

•	develop and recommend corporate governance principles;

•	review and make recommendations to the Board regarding director compensation; and

•	recommend committee structures, membership, and chairs.

Director Nominations.  The Nominating and Corporate Governance Committee is responsible for reviewing and selecting potential directors who possess the skills, knowledge, and understanding necessary for the Board to successfully perform its role in corporate governance. The Nominating and Corporate Governance Committee considers not only an individual director’s or possible nominee’s qualities, performance, and professional responsibilities, but also the then-current composition of the Board and the challenges and needs of the Board as a whole at that time. In general, the desired attributes of individual directors, including those of any nominees of stockholders, are as follows:

•	integrity and demonstrated high ethical standards;

•	experience with business administration processes and principles;

•	the ability to express opinions, raise difficult questions, and make informed, independent judgments;

•	knowledge, experience, and skills in at least one specialty area, for example:

•	accounting or finance,

•	corporate management,

•	marketing,

•	manufacturing,

•	technology,

•	information systems,

•	the chemical industry,

•	international business, or

•	legal or governmental expertise;

•	the ability to devote sufficient time to prepare for and attend Board meetings (it is assumed that service on up to three other boards of directors will not impair a director’s service on the Company’s Board; the Nominating and Corporate Governance Committee reviews instances in which a director serves on more than three other for-profit companies’ boards of directors);

•	willingness and ability to work with other members of the Board in an open and constructive manner;

•	the ability to communicate clearly and persuasively; and

•	diversity in gender, ethnic background, geographic origin, or personal and professional experience.

The Nominating and Corporate Governance Committee will consider persons nominated by stockholders and recommend to the full Board whether such nominee should be included with the Board’s nominees for election by stockholders. The Board and the Nominating and Corporate Governance Committee have from time to time engaged the services of director search firms to assist in the identification of qualified potential director nominees.

Compensation and Management Development Committee.  The members of the Compensation and Management Development Committee (the “Compensation Committee”) are Messrs. Connors (Chair), Demeritt, Griffin, Kling, Raisbeck, and Wood. The Compensation Committee held seven meetings during 2007. The purpose of the Compensation Committee is to establish and administer the Company’s policies, programs, and procedures for evaluating, developing, and compensating the Company’s senior management. Among other things, the committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, reviews and approves the adoption of cash and equity-based incentive management compensation plans, and oversees the administration of the Company’s benefits plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” which appears later in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC and in this proxy statement.

Compensation and Management Development Committee
Michael P. Connors (Chair)
Stephen R. Demeritt
Donald W. Griffin
Lewis M. Kling
David W. Raisbeck
Peter M. Wood

Finance Committee.  All of the directors except Mr. Ferguson are members, and Mr. Raisbeck is the Chair, of the Finance Committee. The Finance Committee held four meetings during 2007. The purpose of the Finance Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s financial position and financing activities, including consideration of the Company’s financing plans, corporate transactions (including acquisitions and divestitures), capital expenditures, financial status of the Eastman Retirement Assistance Plan (the Company’s defined benefit pension plan), payment of dividends, and use of financial instruments, commodity purchasing, and other hedging arrangements and strategies to manage exposure to market risks.

Health, Safety, Environmental and Security Committee.  All of the directors except Mr. Ferguson are members, and Mr. Hernandez is the Chair, of the Health, Safety, Environmental and Security Committee. The Health, Safety, Environmental and Security Committee held two meetings during 2007. The purpose of the Health, Safety, Environmental and Security Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s policies and practices concerning health, safety, environmental and security matters.

Director Compensation

The following table sets forth certain information concerning compensation of the Company’s non-employee directors for 2007. Directors who are also employees of the Company receive no Board or committee fees.

Director Compensation for Year Ended December 31, 2007

					Change in
					Pension Value
	Fees			Non-Equity	and Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)(5)	Total($)

Gary E. Anderson(6)	$40,000	$1,393	$0	$0	$0	$18,750	$60,143
Michael P. Connors	96,000	7,778	22,637	0	0	45,000	171,415
Stephen R. Demeritt	103,500	4,990	22,637	0	0	45,000	176,127
Donald W. Griffin	99,000	4,990	22,637	0	0	45,000	171,627
Robert M. Hernandez	105,000	4,990	22,637	0	0	45,000	177,627
Renée J. Hornbaker	110,000	4,990	22,637	0	0	45,000	182,627
Lewis M. Kling	90,000	4,405	7,949	0	0	45,000	147,354
Howard L. Lance	94,000	6,097	19,351	0	0	45,000	164,448
Thomas H. McLain	100,500	5,277	22,637	0	0	45,000	173,414
David W. Raisbeck	99,000	4,990	22,637	0	0	45,000	171,627
Peter M. Wood	121,500	4,990	22,637	0	0	45,000	194,127

1)	Consists of Board retainer fees and, where applicable, committee chair retainer or Audit Committee member retainer and compensation on an “event fee” basis for significant time spent outside Board or committee meetings for director training, interviewing director candidates, meeting with Company management, meeting with external auditors, or other meetings or activities deemed necessary by the Board or one of its committees. Event fees were paid in 2007 to Mr. Demeritt ($4,500), Ms. Hornbaker ($4,500), Mr. McLain ($4,500), and Mr. Wood ($13,500). Cash fees for 2007 were paid according to the following schedule:

Cash Fees	($)

Annual Director Retainer	$90,000
“Event” Fee (Per Event)	1,500
Chair Retainer — Audit Committee	12,000
Chair Retainer — Compensation and Management Development Committee	9,000
Chair Retainer — Nominating and Corporate Governance Committee	9,000
Chair Retainer — Finance Committee	9,000
Chair Retainer — Health, Safety, Environmental and Security Committee	9,000
Annual Retainer — Member of Audit Committee	6,000

2)	Includes annual awards of restricted shares of common stock having a fair market value equal to $5,000 on the date of each annual meeting of stockholders and a one-time award of restricted shares of common stock having a fair market value equal to $10,000 on the first date of term of service as a director, each under the 2007 Director Long-Term Compensation Subplan of the Omnibus Long-Term Compensation Plan (the “DLTP”). The amounts reported in this column are the portion of the grant date fair value of outstanding restricted shares awarded in 2007 and in prior years that was recognized as cost in the Company’s financial statements for 2007 measured in accordance with FAS 123R. See note 1 to the Summary Compensation Table later in this proxy statement and note 16 to the Company’s consolidated financial statements in the Annual Report to Stockholders for 2007 mailed and delivered electronically with this proxy statement for discussion of the assumptions made in the valuation of stock awards under FAS 123R.

The full grant date fair values of the restricted shares awarded in 2007, computed in accordance with FAS 123R, were $1,393 for the one-time award to Mr. Anderson and $1,085 for each annual award to the other non-employee directors. The aggregate number of outstanding shares of restricted stock held by individual directors at December 31, 2007 was: Mr. Anderson (147), Mr. Connors (414), Mr. Demeritt (249), Mr. Griffin (249), Mr. Hernandez (249), Ms. Hornbaker (249), Mr. Kling (258), Mr. Lance (343), Mr. McLain (249), Mr. Raisbeck (249), and Mr. Wood (249).

The restricted shares are not transferable (except by will or laws of descent and distribution) and are subject to forfeiture until the earlier of: (i) the third anniversary of grant (provided the grantee is still a director), (ii) death, disability, or resignation due to term limit or retirement age during the three years after grant, or (iii) departure from the Board at the end of the term of service to which elected. If none of the three alternative vesting events occurs by the third anniversary of the grant date, then the shares are forfeited. During the restricted period, the director has all of the rights of a stockholder (other than the right to transfer the shares) with respect to the restricted shares, including voting and dividend rights. The DLTP contains provisions regarding the treatment of restricted shares in the event of a “change in control” (as defined in the DLTP, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed). In such event all outstanding shares of restricted stock would immediately vest and become transferable, and would be valued and cashed out on the basis of the change in control price as soon as practicable but in no event more than 90 days after the change in control. However, the Nominating and Corporate Governance Committee has the discretion, notwithstanding any particular event constituting a change in control, to determine that the event is of the type that does not warrant the described consequences with respect to restricted shares under the DLTP, in which case such consequences would not occur.

3)	Under the DLTP, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of common stock immediately following each annual meeting of stockholders. The amounts reported in this column are the portion of the grant date fair value of outstanding options granted in 2007 and in prior years that was recognized as cost in the Company’s financial statements for 2007 measured in accordance with FAS 123R. See note 1 to the Summary Compensation Table later in this proxy statement and note 16 to the Company’s consolidated financial statements in the Annual Report to Stockholders for 2007 mailed and delivered electronically with this proxy statement for discussion of the assumptions made in the valuation of stock awards under FAS 123R.

The full grant date fair value of the options granted in 2007, computed in accordance with FAS 123R, was $7,949 for the annual grant to each non-employee director except Mr. Anderson. The aggregate number of outstanding stock options held by individual directors at December 31, 2007 was: Mr. Anderson (0), Mr. Connors (6,000), Mr. Demeritt (10,000), Mr. Griffin (16,000), Mr. Hernandez (10,000), Ms. Hornbaker (8,000), Mr. Kling (2,000), Mr. Lance (4,000), Mr. McLain (8,000), Mr. Raisbeck (14,000), and Mr. Wood (9,000).

The options have an exercise price equal to the closing price of the underlying shares of common stock on the grant date. The options vest and become exercisable with respect to one-half of the option shares on the first anniversary of the date of the grant and with respect to the remaining shares on the second anniversary of the date of the grant. Each option has a term of ten years and is nonassignable (except by will or the laws of descent and distribution). If the director ceases to be a director for any reason other than death, disability, or completion of his or her normal term of service, all outstanding unexercised options, whether or not vested, will expire. The DLTP contains provisions regarding the treatment of stock options in the event of a “change in control” (as defined in the DLTP, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed). In such event all outstanding options would immediately vest and become exercisable, and would be valued and cashed out on the basis of the change in control price as soon as practicable but in no event more than 90 days after the change in control. However, the Nominating and Corporate Governance Committee has the discretion, notwithstanding any particular event constituting a change in control, to determine that the event is of the type that does not warrant the described consequences with respect to restricted shares under the DLTP, in which case such consequences would not occur.

4)	The Company maintains the Directors’ Deferred Compensation Plan (the “DDCP”), an unfunded, non-qualified, deferred compensation plan under which non-employee directors of the Company may elect to defer compensation received as a director until such time as they cease to serve as a director. Non-employee directors may make an annual advance irrevocable election to defer compensation for services to be rendered the following year. Compensation that may be deferred includes all cash compensation for service as a director, including retainer and “event” fees. In addition, each non-employee director receives an automatic deferral of $45,000 into the director’s stock account of the DDCP. Compensation deferred into the DDCP is credited to individual interest accounts and stock accounts. Amounts deferred to the interest account are credited with interest at the prime rate until transfer or distribution, and amounts deferred to the stock account increase or decrease in value depending on the market price of Eastman common stock. When cash dividends are declared on the common stock, each stock account receives a dividend equivalent which is used to “purchase” additional hypothetical shares. For 2007, there were no preferential or above-market earnings on amounts in individual stock accounts (appreciation in value and dividend equivalents earned at a rate higher than appreciation in value and dividends on common stock) or in individual interest accounts (interest on amounts deferred at a rate exceeding 120% of the federal long-term rate).

Eastman does not offer a pension plan for directors.

5)	Annual retainer of $45,000 deferred into the stock account of the DDCP. The amount deferred for Mr. Anderson was adjusted on a pro rata basis. Perquisites and personal benefits provided to Eastman non-employee directors (company-provided personal liability insurance and company-provided insurance for non-employee director travel) are not reported for 2007 since the total amount per individual was less than $10,000.

6)	Mr. Anderson was elected to the Board of Directors on August 2, 2007.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP to serve as independent auditors for the year ended December 31, 2008.

PricewaterhouseCoopers LLP also served as the Company’s independent auditors for the years ended December 31, 2007 and 2006, and has billed the Company the following amounts for fees and related expenses for professional services rendered during 2007 and 2006:

Audit Fees:  $5.8 million, in the aggregate, for the year ended December 31, 2007 and $6.7 million, in the aggregate, for the year ended December 31, 2006 for professional services rendered for the audits of the consolidated financial statements of the Company (including the audit of internal controls over financial reporting), statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit-Related Fees:  $126,000, in the aggregate, for the year ended December 31, 2007 and $105,000, in the aggregate, for the year ended December 31, 2006 for assurance and related services, including employee benefit plan audits, other audit procedures, and consultations concerning financial accounting and reporting standards. In addition, various employee benefit plans were billed for fees and related expenses of $185,000 for 2007 and $235,000 for 2006 for audits of their plan financial statements by PricewaterhouseCoopers LLP.

Tax Fees:  $1.7 million, in the aggregate, for the year ended December 31, 2007 and $1.3 million, in the aggregate, for the year ended December 31, 2006 for services related to tax compliance, including expatriate tax services and preparation of tax returns and claims for refunds, tax planning and tax advice, assistance with respect to tax audits, and requests for rulings for technical advice from tax authorities.

All Other Fees:  $17,600, in the aggregate, for the year ended December 31, 2007 and $17,600, in the aggregate, for the year ended December 31, 2006 for all services other than those covered above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.” “All Other Fees” for 2007 and for 2006 were for services related to technology access and conference fees.

All audit and non-audit services provided to the Company by the independent auditors are pre-approved by the Audit Committee or in certain instances by the Chair of the Audit Committee pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent auditors. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent auditors for audit and non-audit services.

The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the meeting and will have the opportunity to make a statement on behalf of the firm if he desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

ITEM 3 — PROPOSAL REQUESTING THAT MANAGEMENT REVISE EMPLOYMENT
NONDISCRIMINATION POLICY TO PROHIBIT “DISCRIMINATION BASED ON
SEXUAL ORIENTATION AND GENDER IDENTITY”

Stockholder New York City Pension Funds has given notice that it intends to submit the following proposal and supporting statement:

WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage its reputation as an equal opportunity employer;

Atlanta, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guaranteed equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Taskforce study has found that 16%-44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;

A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:

1) Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.

2) The company’s non-discrimination policy will be distributed to all employees.

3) There shall be no discrimination based on any employee’s actual or perceived health condition, status, or disability.

4) There shall be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.

5) Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.

6) There shall be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.

7) Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.

8) There shall be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

9) There shall be no discrimination in the sale of goods and services based on sexual orientation or gender identity, and

10) There shall be no policy barring on corporate charitable contributions to groups and organizations based on sexual orientation.

RESOLVED:  The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.

STATEMENT:  By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Response of the Company

Eastman is an equal opportunity employer that is fully committed to complying with all applicable equal employment opportunity laws. The Board believes that the Company’s current policies and practices with respect to nondiscrimination fully achieve the objectives set out in this proposal without the need for additional specificity, and that further procedural changes to policies would only divert resources and management time and attention from the overall goal of creating a truly nondiscriminatory workplace.

Our corporate equal employment opportunity policy provides that “Eastman Chemical Company will not discriminate against, or tolerate harassment of, any employee or applicant for employment because of race, color, religion, sex, age, disability, national origin, or sexual orientation.” The Company’s nondiscrimination policy applies to “all matters pertaining to employment, such as recruiting, hiring, training, on-the-job treatment, and promotion”.

The Company selects and evaluates employees only on the basis of their job performance and business-related talents and capabilities and corporate business needs. We believe that the Company’s current nondiscrimination policy reflects our commitment and ongoing efforts to provide all employees with a workplace that is free of discrimination and harassment, and that our existing policies achieve those objectives.

Contrary to implications in the proposal, the Company does not believe that it suffers any competitive disadvantage in recruiting or retaining employees or in customer relationships as a result of its employment practices or the language contained in its nondiscrimination policy. The Company has no indication that discrimination on the basis of sexual orientation or gender identity is practiced within the Company, nor has the Company received notice from its employees, customers, or suppliers that the Company’s employment policies or practices jeopardize its relationship with any of them. In contrast, we believe that our comprehensive nondiscrimination policy and reputation for protecting equal opportunity in all aspects of employment benefits the Company, its stockholders, and employees.

We recognize the value of a diverse workforce and are dedicated to ensuring that the benefits that a diverse workplace provides maximize the full potential of our employees, customers, vendors, and communities. We believe that our current policy against discrimination, and our procedures to ensure that discrimination does not occur, adequately position the Company to achieve these results.

The Board of Directors recommends that you vote “AGAINST” adoption of this proposal.

ITEM 4 — PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS NECESSARY TO ELECT EACH DIRECTOR ANNUALLY

Stockholder Ray T. Chevedden has given notice that he intends to submit the following proposal and supporting statement:

RESOLVED:  Shareholders request that our Directors take the steps necessary to adopt annual election of each director in the most expeditious manner possible, in compliance with applicable law and in a manner so that each director shall have a term of equal length from the date of first implementation to the greatest extent possible.

This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the vote required for formal adoption of this proposal topic. Also for such transition solely through direct action of our board if such transition is in compliance with applicable law.

This topic won a 69% yes-vote average at 44 major companies in 2007. The Council of Institutional Investors www.cii.org recommends adoption of annual election of each director.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them. Source: “Take on the Street” by Arthur Levitt.

The merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported (and certain concerns are noted):

•	The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, rated our company “High Concern” in Takeover Defenses.

•	We had no shareholder right to:

1) Cumulative voting.

2) To act by written consent.

3) To call a special meeting.

•	Our company’s takeover defenses include the “effective classified board” combination, one of the strongest possible defenses.

Additionally:

•	We did not have an independent Board Chairman nor even a Lead Director — independence concern.

•	Four directors owned only 183 to 882 shares each — Commitment concern.

•	Mr. Raisbeck (882 shares) was designated a “Problem Director” by The Corporate Library due to his involvement with the Armstrong Holdings board, which with at least two subsidiaries, filed under Chapter 11 Bankruptcy.

•	Plus Mr. Raisbeck served on 3 of our Board Committees.

The above concerns show there is room for improvement and reinforces the reason to take one step forward now to encourage our board to respond positively to this proposal.

Response of the Company

The Board first determined that a classified board structure — where the Board of Directors is divided into three classes and directors are elected to staggered three-year terms with one of the three classes being elected every year — was in the best interests of Eastman and its stockholders in 1994 when the Company became independent. Since then, the Board has remained committed to corporate governance policies that are in the particular best interests of the Company. The Board regularly reviews the Company’s governance structure, policies, and practices, and makes changes that it determines are to the benefit of the Company and its stockholders. Recent changes include the implementation of majority voting in the election of directors in October 2006 and the repeal of the Company’s stockholder rights plan and redemption of the “poison pill” in December 2006. Management and the Board continue to believe that a classified board structure remains in the best interests of Eastman and its stockholders.

We believe that the election of directors by classes complements the implementation of the previously disclosed long-term strategy for creating stockholder value and assists the Company to recruit and retain more experienced directors while allowing an orderly evolution of the Board.

Given the cyclical nature of Eastman’s industry and the markets in which the Company operates, we believe our stockholders are uniquely positioned to benefit from a long-term strategy requiring commitment, stability, and vision. Our long-term strategy — to leverage our heritage of expertise and innovation in acetyl, polyester, and olefins chemistries to drive growth, meet increasing demand, and create new opportunities for the Company’s products in key markets — is furthered by continuity and stability in corporate governance and leadership. Eastman has recently announced, and is implementing, significant corporate actions in each of its business segments and in its industrial gasification projects to reposition the Company in key product and geographic markets. We believe that the classified board structure has helped, and will continue to help, to provide continuity and stability, enabling the development and implementation of the Company’s value creation strategy and continued focus on sustained performance rather than just short-term results.

The classified Board structure has allowed the Company to attract and retain experienced directors who develop in-depth knowledge of Eastman’s industry, strategy, and affairs. Such knowledge and experience is especially important because of the complex nature of our business and strategy for growth and the interconnected strategies for our various businesses, product lines, and technologies.

Contrary to the general assertions of opponents of classified boards, Eastman’s classified board structure has not been a deterrent to orderly and significant change in the composition of the Board. Rather, over the last eight years the Nominating and Corporate Governance Committee has nominated at least one new director each year to serve on the Board. As a result, after 2000, over 90% of the members of the Board have been new to the Company. This orderly evolution of the Board is expected to continue due, in part, to the Company’s Bylaw provisions that require mandatory retirement and impose term limits on directors. And, as described under “Stock Ownership of Directors and Executive Officers,” stock ownership guidelines require each director to acquire and maintain a significant personal stake in the Company.

Finally, while a classified board may help prevent a third party from acquiring control of the Company without the cooperation of the Board, we believe such an effect is beneficial to the interests of our stockholders. A classified structure, along with other “takeover defenses,” is a useful tool in ensuring that the Board would be able to obtain fair value for our stockholders in the event of an unsolicited takeover attempt. In fact, studies show that the premiums paid by bidders to stockholders of companies with structural defenses, including a classified board, are typically greater than premiums paid to stockholders of companies without these defenses.

The Board of Directors recommends that you vote “AGAINST” adoption of this proposal.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Common Stock

The table below sets forth certain information regarding the beneficial ownership of Eastman common stock as of December 31, 2007 by each director, by each executive officer named in the Summary Compensation Table (under “Executive Compensation — Compensation Tables”), and by the directors, the named executive officers, and the other executive officers as a group.

	Number of
	Shares of
	Common Stock
Name	Beneficially Owned(1)(2)
J. Brian Ferguson	716,779	(3)
Mark J. Costa	51,105	(4)
Theresa K. Lee	79,338	(5)
Richard A. Lorraine	167,637	(6)
James P. Rogers	205,618	(7)
Gary E. Anderson	1,647	(8)
Michael P. Connors	3,414	(9)
Stephen R. Demeritt	8,822	(10)
Donald W. Griffin	15,971	(11)
Robert M. Hernandez	20,753	(12)
Renée J. Hornbaker	8,353	(13)
Lewis M. Kling	258	(14)
Howard L. Lance	4,343	(15)
Thomas H. McLain	6,678	(16)
David W. Raisbeck	11,957	(17)
Peter M. Wood	8,927	(18)
Directors, named executive officers, and other executive officers as a group (20 persons)	1,549,240	(19)

(1)	Information relating to beneficial ownership is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.
(2)	The total number of shares of common stock beneficially owned by the directors, the named executive officers, and the other executive officers as a group represents approximately 1.92% of the shares of common stock outstanding as of December 31, 2007. The percentage beneficially owned by any individual director or executive officer does not exceed one percent of the outstanding shares of common stock. Shares not outstanding which are subject to options exercisable within 60 days by persons in the group or a named individual are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by the group or such individual.
(3)	Includes 499,514 shares that may be acquired upon exercise of options, 578 shares allocated to Mr. Ferguson’s Employee Stock Ownership Plan (“ESOP”) account, and 62,000 shares held by a grantor retained annuity trust of which Mr. Ferguson is trustee and as to which he has voting and investment power.
(4)	Consists of 20,000 restricted shares that generally vest as to one-half of the shares on each of June 1, 2008 and June 1, 2009, respectively, but as to which Mr. Costa currently has voting power, 30,999 shares that may be acquired upon exercise of options, and 106 shares allocated to his ESOP account.

(5)	Includes 56,427 shares that may be acquired upon exercise of options and 737 shares allocated to Ms. Lee’s ESOP account.
(6)	Includes 55,832 shares that may be acquired upon exercise of options and 576 shares allocated to Mr. Lorraine’s ESOP account. Also includes 82,674 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Lorraine may also be deemed a beneficial owner by virtue of his shared voting and investment power as a director of the Foundation but in which he has no pecuniary interest.
(7)	Includes 141,432 shares that may be acquired upon exercise of options, 1,027 shares allocated to Mr. Rogers’ ESOP account, 40,000 shares held by a grantor retained annuity trust of which Mr. Rogers is trustee and as to which he has voting and investment power, and 19,656 shares pledged as security in a margin brokerage account.
(8)	Includes 147 restricted shares that generally vest in August 2010, but as to which Mr. Anderson currently has voting power.
(9)	Consists of 3,000 shares that may be acquired upon exercise of options, 165 restricted shares that generally vest in March 2008, but as to which Mr. Connors currently has voting power, 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which he currently has voting power, and 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power.

(10)	Includes 7,000 shares that may be acquired upon exercise of options, 85 restricted shares that generally vest in May 2008, but as to which Mr. Demeritt currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which he currently has voting power, and 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power.
(11)	Includes 13,000 shares that may be acquired upon exercise of options, 85 restricted shares that generally vest in May 2008, but as to which Mr. Griffin currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which he currently has voting power, 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power, and 2,000 shares pledged as security in a margin brokerage account.
(12)	Includes 7,000 shares that may be acquired upon exercise of options, 85 restricted shares that generally vest in May 2008, but as to which Mr. Hernandez currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which he currently has voting power, and 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power.
(13)	Includes 5,000 shares that may be acquired upon exercise of options, 85 restricted shares that generally vest in May 2008, but as to which Ms. Hornbaker currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which she currently has voting power, and 75 restricted shares that generally vest in May 2010, but as to which she currently has voting power.
(14)	Consists of 183 restricted shares that generally vest in October 2009, but as to which Mr. Kling currently has voting power, and 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power.
(15)	Includes 1,000 shares that may be acquired upon exercise of options, 179 restricted shares that generally vest in December 2008, but as to which Mr. Lance currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which he currently has voting power, and 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power.
(16)	Includes 5,000 shares that maybe acquired upon exercise of options, 85 restricted shares that generally vest in May 2008, but as to which Mr. McLain currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which he currently has voting power, and 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power. Also includes 52 shares held by Mr. McLain’s spouse, as to which shares Mr. McLain disclaims beneficial ownership.
(17)	Includes 11,000 shares that may be acquired upon exercise of options, 85 restricted shares that generally vest in May 2008, but as to which he currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which Mr. Raisbeck currently has voting power, and 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power.
(18)	Includes 6,000 shares that may be acquired upon exercise of options, 85 restricted shares that generally vest in May 2008, but as to which Mr. Wood currently has voting power, 89 restricted shares that generally vest in May 2009, but as to which he currently has voting power, 75 restricted shares that generally vest in May 2010, but as to which he currently has voting power, and 287 shares pledged as security in a margin brokerage account. Also includes 1,000 shares held by Mr. Wood’s spouse, as to which shares Mr. Wood disclaims beneficial ownership.

(19)	Includes a total of 959,324 shares that may be acquired upon exercise of options and 4,267 shares allocated to executive officers’ ESOP accounts. Also includes 82,674 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Lorraine and one other executive officer not named above may each be deemed a beneficial owner by virtue of their shared voting and investment power as directors of the Foundation.

Common Stock and Common Stock Units

As described elsewhere in this proxy statement, in addition to shares of Eastman common stock beneficially owned, certain executive officers and directors have units of common stock credited to their individual stock accounts in the Eastman Executive Deferred Compensation Plan (the “EDCP”) and in the Directors’ Deferred Compensation Plan (the “DDCP”), respectively.

Eastman has stock ownership guidelines for its directors and executive officers. These guidelines require such persons to acquire and maintain a stake in the Company valued at $200,000 for non-employee directors, five times annual base pay for the Chief Executive Officer, and two and one-half times annual base pay for the other executive officers named in the Summary Compensation Table. Common stock units are counted with certain shares of common stock beneficially owned (excluding certain shares that may be deemed beneficially owned under SEC rules, such as shares underlying options and shares over which the individual shares voting and investment power but in which the individual has no pecuniary interest) for purposes of the Company’s stock ownership guidelines. Common stock units represent hypothetical “investments” in Eastman common stock. The value of one common stock unit is equal to the market value of one share of Eastman common stock. Although the DDCP and EDCP allow common stock units to be paid out only in the form of cash, and not in shares of common stock, common stock units create essentially the same stake in the market performance of the Company’s common stock as do actual shares of common stock. The table below shows, for each director and each executive officer named in the Summary Compensation Table, and for the directors, the named executive officers, and the other executive officers as a group, the aggregate of the number of shares of common stock beneficially owned by such person and group, as set forth in the preceding table, and the number of common stock units credited to the stock accounts of such person and group as of December 31, 2007. The table below is included to provide a better indication of the stake of the named individuals, and of the group, with respect to Eastman common stock.

Number of
Shares of
Common Stock
and Common
Stock Units
Name	Beneficially Owned

J. Brian Ferguson	716,779
Mark J. Costa	51,105
Theresa K. Lee	79,356
Richard A. Lorraine	167,637 (1)
James P. Rogers	271,258
Gary E. Anderson	1,925
Michael P. Connors	6,263
Stephen R. Demeritt	15,222
Donald W. Griffin	17,280
Robert M. Hernandez	22,062
Renée J. Hornbaker	13,983
Lewis M. Kling	1,021
Howard L. Lance	5,366
Thomas H. McLain	7,987
David W. Raisbeck	20,766
Peter M. Wood	10,236
Directors, named executive officers, and other executive officers as a group (20 persons)	1,654,582 (1)

(1)	Includes 82,674 shares owned by the Eastman Chemical Company Foundation, Inc., over which shares Mr. Lorraine and one other executive officer not named share voting and investment power as directors of the Foundation but in which shares such executive officers have no pecuniary interest.

PRINCIPAL STOCKHOLDERS

The following table sets forth information about persons we know to be the beneficial owners of more than five percent of Eastman common stock as of December 31, 2007.

	Number of
	Shares of		Percent
	Common Stock		of
Name and Address of Beneficial Owner	Beneficially Owned		Class(1)

Barclays Global Investors, NA	5,103,049	(2)	6.58%
45 Fremont Street San Francisco, California 94105

Hotchkis & Wiley Capital Management, LLC	10,383,400	(3)	13.39%
725 South Figueroa Street Los Angeles, California 90017

Lord, Abbett & Co. LLC	4,718,238	(4)	6.08%
90 Hudson Street Jersey City, New Jersey 07302

Todasa S.A.	4,452,434	(5)	5.74%
Via Augusta, 200 6th Floor Barcelona, Spain 08201

(1)	Based upon the number of shares of common stock outstanding and entitled to be voted at the meeting as of the record date.
(2)	As of December 31, 2007, based on a Schedule 13G filed with the SEC by Barclays Global Investors, NA, a bank, and certain affiliated bank, broker-dealer, and investment adviser entities. According to the Schedule 13G, Barclays Global Investors and such affiliated entities together have sole investment power with respect to all of such shares and sole voting power with respect to 4,767,337 of such shares.
(3)	As of December 31, 2007, based on a Schedule 13G filed with the SEC by Hotchkis & Wiley Capital Management, LLC, an investment adviser. According to the Schedule 13G, Hotchkis & Wiley has sole investment power with respect to all of such shares and sole voting power with respect to 8,807,600 of such shares.
(4)	As of December 31, 2007, based on a Schedule 13G filed with the SEC by Lord, Abbett & Co. LLC, an investment adviser. According to the Schedule 13G, Lord, Abbett has sole investment power with respect to all of such shares and sole voting power with respect to 4,555,538 of such shares.
(5)	As of December 12, 2007, based on a Schedule 13G filed with the SEC by Todasa S.A. According to the Schedule 13G, Todasa has sole investment and voting power with respect to all of such shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This “Compensation Discussion and Analysis” is intended to provide context for the executive compensation information detailed in the tables and narrative in the remaining sections of this proxy statement under “Executive Compensation”. What follows is a summary of compensation objectives for executive officers, the relationship of corporate performance to their compensation, and the bases for the compensation of executive officers. The Compensation and Management Development Committee of the Board of Directors (“Compensation Committee”) establishes and administers the policies, programs, and procedures for evaluating, developing, and compensating our senior management.

We believe that our executive compensation program should:

•	Motivate executives through pay for performance by:

•	encouraging and rewarding superior Company and individual performance on both a short- and long-term basis,

•	promoting alignment with long-term stockholder interests; and

•	Attract and retain highly qualified executives by paying them:

•	at rates competitive with our markets,

•	consistent with individual skills and their contributions to Company success.

To achieve these objectives, the Compensation Committee has designed the executive compensation program so that total direct compensation (consisting of base compensation and both annual and long-term incentive compensation) is earned largely based on attaining pre-established strategic and tactical objectives, outperforming our competitors, stock appreciation, and individual achievement. Our long-term incentive programs are sized and structured so that a significant portion of total direct compensation is in the form of stock-based pay (performance shares and stock options) rather than cash, to create incentives for long-term performance and to promote alignment of executive pay with stockholder returns.

For 2007, the executive officers:

•	had their base pay increased to keep salaries at competitive levels;

•	received annual variable cash pay awards of 128% of target amounts as a result of the Company’s above-target corporate earnings from operations and the individual executives’ organizational and personal performance meeting or exceeding expectations;

•	received payouts of common stock of 190% of target awards under previously awarded long-term performance shares as a result of three-year total stockholder return in the 3rd quintile of compared companies and average return on capital of 6.3% in excess of target; and

•	received new stock option grants and long-term performance share awards to link their future pay to long-term performance of the Company and return to other stockholders.

The Compensation Committee believes that the compensation of the executive officers is appropriate based on Eastman’s performance and the competitive market.

Management Compensation Philosophy and Program

Our Business.  Eastman is a global chemical company which manufactures and sells a broad portfolio of chemicals, plastics, and fiber products to customers throughout the world. The Company’s products and operations are managed and reported in five operating segments: the Coatings, Adhesives, Specialty Polymers, and Inks (“CASPI”) segment, the Fibers segment, the Performance Chemicals and Intermediates (“PCI”) segment, the

Performance Polymers segment, and the Specialty Plastics (“SP”) segment. In addition to these segments, the Company manages certain strategic initiatives at the corporate level, including industrial gasification projects and research and development initiatives. Eastman’s objective is to leverage its heritage of expertise and innovation in acetyl, polyester, and olefins chemistries to drive growth, meet increasing demand, and create new opportunities for the Company’s products in key markets. The Company has recently announced and implemented significant corporate actions in each of its segments and in its industrial gasification projects to reposition the Company in key product and geographic markets.

Our Philosophy.  The Company’s business strategy for value creating growth is to leverage the capabilities of its employees to innovate and execute in two main areas — growth initiatives in existing core businesses and the new industrial gasification projects. The compensation philosophy supports this strategy by stressing the importance of pay for corporate and individual performance in meeting strategic and business goals for value creation, and maintains flexibility to meet changing employee, business, and market conditions.

Objectives.  With the management compensation program, our primary objectives are to:

•	Provide the appropriate amount of annual pay, including a mix of base and variable pay, that allows us to compete in the job market.

•	Attract and retain highly-qualified executives by providing incentives for the attainment of the Company’s strategic business objectives, while rewarding superior performance.

•	Provide appropriate short- and long-term incentives to reward short-and long-term corporate and individual objectives.

•	Ensure performance targets are appropriately challenging and align with the business strategy and stockholder interests.

Components of our Management Compensation Program and How Each Component Complements our Philosophy and Objectives.  Our management compensation program has three primary components:

Base pay	Provides a market based annual salary at a level consistent with the individual’s position and contributions.

Variable pay	Makes a portion of each manager’s annual cash compensation dependent upon the success of the Company, organizational performance, and attainment of individual objectives.

Stock-based incentive pay	Encourages an ownership mindset by aligning the interests of senior managers with other stockholders, the achievement of long-term financial objectives and outperforming other companies.

The Compensation Committee, with the assistance of management and the Committee’s outside consultant, designs, administers, and assesses the effectiveness of all compensation elements against the market and our overall compensation philosophy. The table below describes each element and its primary links to the objectives of our compensation philosophy.

			Reward	Reward
			Organizational	Long-Term
			Performance and	Performance in
		Retain	Attainment of	Alignment With
	Compete	Executive	Individual	Stockholders’
Compensation Element	in Market	Talent	Objectives	Interest

Annual Base Cash Pay	X	X
Annual Variable Cash Pay	X		X
Stock-Based Long-Term Incentive Pay — Stock Options	X	X		X
Stock-Based Long-Term Incentive Pay — Performance Shares	X	X	X	X
Other Compensation and Benefits	X	X

Each year, the Compensation Committee conducts a review of the relative mix of the compensation components to those of peer companies. The Company believes that a significant portion of our executives’ compensation should be at risk, and that risk should increase with the executive’s level of responsibility. There is also a need to ensure a balance between the short- and long-term focus of the executives and to align their interests with stockholders by providing a meaningful portion of their compensation in the form of stock-based pay.

Other Compensation and Benefits.  The Company’s executive officers participate in benefits plans generally available to all other employees. We have also entered into change in control agreements with certain of the executive officers and provide a modest program of executive perquisites and personal benefits as further described in this Compensation Discussion and Analysis and the tables that follow.

Mix of Total Compensation.  The following charts illustrate the percentage of total compensation for our CEO and our other named executive officers on average, respectively, represented by each element of compensation for 2007.

*	Grant date fair value of options granted by Compensation Committee in 2007 (excluding reload options).

**	Market value of shares of common stock paid out under performance shares previously awarded for 2005-2007 performance period.

Each component of pay plays an important role in accomplishing our compensation objectives:

•	The Company’s short-term variable pay program aligns management financial interests with the Company’s short-term business objectives. Individual variable pay for management employees correlates to the Company’s annual financial results compared to targeted results. The total amount available for variable pay is based upon annual financial results.

•	The short-term variable pay program is designed to take into account the incentive value and level of influence on Company results by participants in the program.

•	All levels of management participate in the short-term variable cash incentive pay program in order to retain a focus on execution of the Company’s short-term strategic and tactical goals.

•	Stock-based incentive pay, including stock options and performance shares, is designed to create incentives to meet strategic long-term objectives which are aligned with the creation of value for the Company’s stockholders. Stock-based incentive compensation is generally awarded to upper levels of management with the most influence over the strategic, long-term direction of the Company.

•	The balance of short-term and long-term components as devices to drive individual behaviors is carefully considered in the design and administration of the management compensation program.

Review of 2007 Executive Compensation

The Compensation Committee reviewed overall compensation of the Chief Executive Officer and other named executive officers and determined each component of executive compensation for 2007 as described below.

The Compensation Committee also:

•	Reviewed the value of each individual type of compensation and benefits for each of the executive officers, including short-term cash and long-term stock-based compensation, perquisites and personal benefits, deferred accounts, and retirement plans and determined that the amounts, individually and in the aggregate, were appropriate and in line with internal and external market comparisons.

•	Considered the estimated value of outstanding unvested, unexercised, and unrealized stock-based awards in its review of the types and values of each executive officer’s compensation.

•	Determined the amount and forms of compensation considering the following:

•	Individual performance,

•	Pay relative to that for similar positions in other companies,

•	The mix of short- and long-term compensation, and total compensation relative to other executive officers and other employees,

•	Background information and recommendations from the Company’s management compensation organization and from its external compensation consultant, and

•	The recommendations of the Chief Executive Officer for the other named executive officers.

In connection with its review of external market data, the Compensation Committee has directly engaged Hewitt Associates (“Hewitt”) as its external compensation consultant. Under the terms of Hewitt’s engagement by the Compensation Committee, Hewitt reports to and receives its direction from the Compensation Committee and a representative of Hewitt attends each meeting of the Compensation Committee as its advisor. Hewitt provides the Compensation Committee with third-party survey information used in setting short- and long-term compensation levels, perspective on emerging trends in compensation issues, and expertise in incentive compensation structure, terms, and design. The Company’s management also uses the services of several outside firms, including Hewitt, for compensation analysis, third-party surveys, and management pay research and analysis. Management’s use of the Compensation Committee’s consultant is limited to advice on emerging trends and competitive compensation practices.

Elements of our Executive Compensation

  Annual Cash Compensation — Base Pay and Variable Pay

How Base Pay and Variable Pay Levels Are Determined.  For executive officers, targeted total cash compensation is intended to be competitive with comparable pay for similar jobs when target levels of corporate, organizational, and individual performance are achieved. The targeted levels of cash compensation are based upon information provided by the Compensation Committee’s compensation consultant and publicly available information. For 2007, a significant portion of each executive officer’s pay was made variable. Depending upon Company, organizational, and individual performance, executive officers could receive more or less than the target amount.

For 2007, the Compensation Committee compared total cash compensation levels for executive officers with those of the following companies selected based upon industry, number of employees, revenues, number and type of commercialized products, and market capitalization:

Air Products and Chemicals	W.R. Grace and Company
Albemarle Corporation	Nalco Company
Baker Hughes, Inc.	Olin Corporation
Ball Corporation	PPG Industries, Inc
Dow Chemical Company	Praxair, Inc.
E. I. du Pont de Nemours and Company	Rohm and Haas Company
Ecolab, Inc.	The Scotts Miracle-Gro Company
H. B. Fuller Company	Sherwin-Williams Company
Goodyear Tire and Rubber Company

As requested by the Compensation Committee, Hewitt provided analysis of this total cash benchmarking information, and also advised the Compensation Committee of general market cash compensation practices and trends. In determining each executive officer’s targeted total cash compensation, the Compensation Committee also applied its judgment considering the competitive market for executive talent, comparative pay levels of each other executive officer, relative cash compensation of other jobs in the Company, and differences between the Company’s executive positions and those in the benchmarking information. For 2007, the Committee set the targeted cash pay for the executives within a range of 10% above or below the median level of the total cash compensation of the peer companies.

Base pay.  In early 2007, after reviewing market competitive pay levels and the targeted total cash compensation of the executive officers, the Compensation Committee determined that base pay increases were appropriate for the executive officers because of their base pay relative to the mid-range of companies surveyed. In addition to external comparisons, the Compensation Committee considered the Chief Executive Officer’s recommendations for adjustments to the annual base salaries of other executive officers, the impact of base pay increases on the mix of short- and long-term compensation and total compensation, and the cash compensation level of each executive officer relative to that of each other executive officer. As a result, annual base salaries for our executive officers were increased by 3% to 13% for 2007.

Variable cash pay — Unit Performance Plan.  For 2007, the variable portion of cash compensation paid to the executive officers was determined solely under the Unit Performance Plan (the “UPP”). The UPP is designed to determine a portion of the annual cash compensation of management level employees according to corporate performance and the attainment of individual objectives and expectations. The UPP is intended to provide an incentive for superior business and individual performance and to tie the interests of our executive officers to the performance of our businesses and the interests of our stockholders.

The Compensation Committee establishes a market based target UPP incentive opportunity for each executive officer expressed as a percent of base salary. The individuals with the greatest overall responsibility for corporate performance have larger incentive opportunities in comparison to their base salaries in order to weight their overall pay mix more heavily towards performance-based compensation. For the named executive officers, the target annual incentives for 2007 were as follows:

		Target UPP Payout as a
Name	Title	% of Base Salary

J. Brian Ferguson	Chairman and Chief Executive Officer	100%
Richard A. Lorraine	Senior Vice President and Chief Financial Officer	70%
James P. Rogers	President and Chemicals and Fibers Business Group Head	80%
Mark J. Costa	Senior Vice President, Corporate Strategy and Marketing	65%
Theresa K. Lee	Senior Vice President, Chief Legal Officer and Corporate Secretary	60%

The amount of the award pool from which UPP payouts are made to management level employees is determined by annual performance of the Company versus pre-set goals established by the Compensation Committee. For 2007, the measure of corporate performance under the UPP was earnings from operations. Annual performance goals are established such that the target level is reached if corresponding Company performance goals for the year are achieved. The target level for 2007 earnings from operations ($615 million) corresponded to the Company’s operating earnings target under the annual business plan for 2007 as approved by the Board in late 2006. In determining earnings from operations for the purpose of measuring performance, the UPP provides for adjustments by the Compensation Committee for certain charges, income items, or other events, typically the same as those excluded from GAAP operating earnings in the non-GAAP pro forma financial measures disclosed by the Company in its public sales and earnings disclosures.

At the end of 2006, the Compensation Committee evaluated the Company’s financial and strategic performance targets under its annual business plan for 2007 and set the UPP payout multipliers at 0% of aggregate target payouts if earnings from operations were below the threshold; at 100% of aggregate target payouts if earnings from operations were equal to the target; and at 200% of aggregate target payouts if earnings from operations were at or above the maximum. Linear interpolation is used to determine the awards if actual performance falls between any two stated points. The 2007 UPP threshold, target, and maximum adjusted earnings from operations targets for UPP award pool funding were:

	Threshold	Target	Maximum
	(0% Award Pool Funding)	(100% Award Pool Funding)	(200% Award Pool Funding)

Earnings From Operations	$435 million	$615 million	$805 million

Earnings from operations for 2007, as adjusted, were $669 million, resulting in a UPP award pool for all management level employees of $30.9 million, equivalent to 128% of aggregate target awards. The calculation of earnings from operations under the UPP for 2007 was adjusted to exclude the impact on financial results of asset impairments and restructuring charges in the Performance Polymers segments and CASPI segments and accelerated depreciation costs associated with previous asset shutdowns in the Performance Polymers and PCI segments. Results from the discontinued operations in the Performance Polymer segment, which are not included in GAAP earnings from continuing operations for 2007, were included in the calculation of earnings from operations under the UPP. These adjustments increased the calculated earnings from operations under the UPP by $165 million and resulted in a net increase of the UPP award pool for all participants of $13.9 million. The Compensation Committee may, in its discretion, adjust the award pool to reflect overall corporate performance and business and financial conditions; in 2007, the total Company award pool was not so adjusted.

The Compensation Committee established individual financial, organizational, and strategic performance objectives and expectations for Mr. Ferguson, and determined his payout considering his allocated portion of the total UPP award pool and the Committee’s assessment of his attainment of these objectives for 2007.

The other named executive officers participated in an organization consisting of all executive officers reporting to the Chief Executive Officer. The amount of the Company award pool allocated to the executive officers was determined by aggregating their individual target variable pay amounts, multiplied by a “performance factor” corresponding to their overall performance compared to pre-established targets related to organizational results and personal performance objectives. An actual individual award could exceed an individual’s target award, based on the CEO’s assessment of individual and organizational performance, but the sum of all individual awards within the organization cannot exceed the amount of the award pool allocated to the executive officers.

Following determination by the Compensation Committee of the total amount of the Company award pool available to the executive officers as a group, the Chief Executive Officer assessed individual performance against established goals and expectations for each other named executive officer and determined the amounts of the individual payouts from the portion of the allocated award pool. The Chief Executive Officer’s assessment was based upon measurement of each executive officer’s performance against individual goals and expectations related to corporate and organizational performance compared to established earnings from operations targets and other performance targets and the officer’s contributions to improving financial results, executing strategies for value-creating growth, and building organizational capabilities to continue to deliver successful results. Considering recommendations from the Chief Executive Officer, the Compensation Committee approved payouts to the named executive officers.

The Compensation Committee reviewed Mr. Ferguson’s performance against his 2007 financial, organizational, and strategic objectives approved by the Board in early 2007. The Compensation Committee determined Mr. Ferguson’s UPP award in recognition of his and the Company’s performance in the areas of corporate revenue and earnings, financial discipline, cost reduction, asset and product portfolio restructuring and growth strategy development, meeting financial targets, operational excellence, achieving milestones in executing growth strategy initiatives, achieving customer and market milestones, optimizing core businesses, enhancing human resource objectives related to organization, staffing, and corporate culture initiatives, and managing and continually improving internal controls and corporate governance practices.

Stock-Based Incentive Pay

Equity-Based Compensation Program.  Equity-based compensation is designed to facilitate stock ownership which links senior managers’ pay to long-term return to other stockholders. Important elements of the current executive equity-based compensation program are:

Stock Options	Stock option program, implemented under the Company’s Omnibus Long-Term Compensation Plan (the “Omnibus Plan”), creates a direct link between compensation of key Company managers and long-term performance of the Company through appreciation of stock price.

Performance Shares	Awarded from time-to-time under the Company’s Omnibus Plan to provide an incentive for key managers to meet specified business or individual performance goals by providing opportunities to earn stock awards.

Other Stock-Based Incentive Pay	Under the Omnibus Plan, the Compensation Committee may also award additional stock-based compensation (with or without restrictions), performance units, or additional options, including options with performance-based or other conditions to exercise.

Stock Ownership Expectations	Established for executive officers to encourage long-term stock ownership and the holding of shares awarded under the Omnibus Plan or acquired upon exercise of options. Over a five year period, executive officers are expected to invest two and one-half times their annual base pay (five times base pay for the Chief Executive Officer) in Company stock or stock equivalents. All named executives have met or are on schedule to meet their ownership expectations.

How Stock-Based Incentive Pay Levels Were Determined.  The Compensation Committee established the value and mix of total stock-based incentive pay for 2007 by considering recommendations from its compensation consultant based on long-term compensation surveys of the following manufacturing, industrial, and chemical companies of comparable size in the same market as the Company for executive talent:

Air Products and Chemicals	W.R. Grace and Company
Albemarle Corporation	Nalco Company
Baker Hughes, Inc.	Olin Corporation
Ball Corporation	PPG Industries, Inc
Dow Chemical Company	Praxair, Inc.
E. I. du Pont de Nemours and Company	Rohm and Haas Company
Ecolab, Inc.	The Scotts Miracle-Gro Company
H. B. Fuller Company	Sherwin-Williams Company
Goodyear Tire and Rubber Company

As requested by the Compensation Committee, Hewitt provided analysis of this long-term stock-based pay benchmarking information, and also advised the Compensation Committee of general market stock-based incentive compensation practices and trends.

Stock options and performance shares were awarded so that total stock-based incentive pay for 2007 approximated the mid-range of total stock-based compensation of the compared companies. The current values of total stock-based incentive pay for 2007 ranged from 45% to 66% of total compensation for the named executive officers.

The Compensation Committee also considered the estimated value of all outstanding unvested, unexercised, and unrealized stock-based awards in determining stock-based incentive pay levels, and made no changes to award levels based on the review of outstanding awards.

Stock Options.  In 2007, the Company determined to deliver 40% of the individual executive officer’s stock-based equity value as stock options. In determining the size of option awards, the Committee used the services of its compensation consultant to derive values of options using a variation of the Black-Scholes option-pricing model. Computation of the value of option awards is comparable to values determined under FAS 123R and reported in the “Grant of Plan Based Awards” table.

Long-Term Performance Shares.  In 2007, the Company awarded performance shares for the 2008 -2010 performance period to each executive officer, representing 60% of each executive officer’s stock-based equity value, to provide incentives for exceeding internal financial objectives and external return objectives versus a peer group of companies. Previously, performance shares represented 50% of each executive officer’s annual stock-based equity value and options represented 50% of each executive officer’s annual stock-based equity value.

Performance is determined by comparing the Company’s multi-year performance as measured against a return on capital target established at the beginning of the three year performance period, and the Company’s total return to stockholders (change in stock price plus dividends declared during the performance period, assuming reinvestment of dividends) relative to a peer group of industrial companies comprising the Standard and Poor’s “Materials Sector” from Standard and Poor’s Super Composite 1500 Index. The return on capital target corresponds to the Company’s target under the annual business plan as approved by the Board. Performance relative to the total return to stockholder target is determined by the Company’s quintile placement relative to the peer group of industrial companies at the end of the three year performance period. If earned, awards are paid after the end of the performance period in unrestricted shares of Eastman common stock.

The Committee reviewed and certified performance results and approved a payout of shares to the executive officers under performance shares previously awarded for the 2005-2007 performance period. The following tables show the targets and the payout matrix for the 2005-2007 performance shares corresponding to return on capital and total stockholder return targets:

		Total Stockholder Return
Performance Year	Target Return on Capital	(TSR) Target Quintile

2005	8.5%	3rd Quintile
2006	8.5%	3rd Quintile
2007	8.5%	3rd Quintile

Eastman TSR Relative	Differential from Target Return on Capital
to Comparison		–5% to	–3 to	–1 to	–1 to	+1 to	+3 to	+5 to	+7 to
Companies	<–7%	–7%	–5%	–3%	+1%	+3%	+5%	+7%	+10%	>10%

0-19%(5th quintile)	0.0	0.0	0.0	0.0	0.6	0.8	1.0	1.3	1.6	1.9
20-39%(4th quintile)	0.0	0.0	0.0	0.4	0.8	1.0	1.3	1.6	1.9	2.2
40-59%(3rd quintile)	0.0	0.0	0.4	0.6	1.0	1.3	1.6	1.9	2.2	2.5
60-79%(2nd quintile)	0.0	0.4	0.6	1.0	1.3	1.6	1.9	2.2	2.5	2.8
80-99%(1st quintile)	0.0	0.6	0.8	1.3	1.6	1.9	2.2	2.5	2.8	3.0

Payouts under the 2005-2007 performance shares for the named executive officers ranged from 76,000 shares for the Chief Executive Officer to 7,030 shares, and represented 190% of the target award (of a possible 300% of the target award) based upon the Company’s total stockholder return ranking in the third quintile of the compared companies and an average return on capital of 6.3% in excess of the return on capital target.

Stock-Based Compensation Award Practices.  The Compensation Committee has historically granted options with an exercise price equal to the market price of the underlying stock at the grant date, and on the date of its authorization of grants has set a grant date that is on or after the date of approval of the grant by the Compensation Committee. The Compensation Committee’s recent practice has been to grant options and other stock-based awards annually in the fall, and to set effective dates for option grants on the third business day after the next release of quarterly financial results. This assures that the market price of the underlying common stock, and thus the exercise price of the options, reflects such results. During 2006 the Compensation Committee and the Audit Committee reviewed the Company’s past and current option grant practices and concluded that such practices, including Compensation Committee actions and oversight, timing, administration, recordkeeping, and accounting, have been and are appropriate and consistent with legal and accounting requirements and good practice.

Executive Perquisites and Personal Benefits

We provide limited executive perquisites and personal benefits designed to provide a level of personal and financial security for our executives. The Compensation Committee annually reviews the types and values of perquisites provided, the imputation to the executives of taxable income for the provided perquisites, and tax treatment of the perquisites to the Company and executives. Perquisites and personal benefits provided to executives are:

•	personal financial counseling, estate planning, and tax preparation,

•	personal umbrella liability insurance coverage,

•	home security system and associated reimbursement for the cost of taxes associated with imputed income, and

•	non-business travel on corporate aircraft by executives, their families, and invited guests when seats are available and the aircraft is otherwise being used for Company business.

In addition, in considering time demands on the Chief Executive Officer, the Compensation Committee has authorized the personal use of corporate aircraft by the Chief Executive Officer, and his family when traveling with him, whenever possible for business and personal travel.

The Company paid certain one-time relocation expenses and costs for Mr. Costa, and he receives an annual personal travel allowance, under his employment agreement. The Compensation Committee approved Mr. Costa’s perquisites and personal benefits and the other compensation terms of his employment agreement when he was hired in 2006.

Executive Termination and Change in Control Agreements

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our executive officers. Detailed information regarding these change in control agreements and the benefits they provide is included in the “Termination and Change-in-Control Agreements” section of this proxy statement.

The Compensation Committee evaluates the level of severance benefits payable to each such officer on a case-by-case basis, and in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

Eastman believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain of our named executive officers with severance benefits if their employment is terminated by the Company without “cause” or by the executive for “good reason” in connection with a change in control.

In addition, Mr. Costa’s employment agreement provides for a cash severance payment and vesting of outstanding stock-based pay awards in the event of his termination without “cause” or his resignation for “good reason”, for circumstances in addition to those covered by the executive change in control severance agreements. The Compensation Committee approved Mr. Costa’s termination arrangements and the other compensation terms of his employment agreement when he was hired in 2006. Detailed information regarding the termination provisions of Mr. Costa’s employment agreement is included in the “Termination and Change-in-Control Agreements” section of this proxy statement.

Tax Treatment of Executive Officer Compensation

The Compensation Committee intends to preserve the Company’s ability to deduct compensation paid to the Company’s Chief Executive Officer and other executive officers to the extent possible while maintaining the flexibility to compensate the officers in accordance with the Company’s compensation policies.

Section 162(m) of the Internal Revenue Code generally limits the deductibility to the Company of annual compensation (other than qualified “performance-based” compensation) in excess of $1 million paid to certain of the Company’s executive officers. Base salaries, variable compensation under the UPP, any bonus payments outside the UPP, and stock and stock-based compensation payable other than solely based on corporate performance conditions are generally subject to the $1 million limit on deductible compensation.

Compensation attributable to stock options granted under the Company’s Omnibus Plan qualifies for deductibility under Section 162(m). The UPP allows the Compensation Committee to require, and certain stock-based awards under the Omnibus Plan not qualifying as deductible compensation require, the deferral of compensation into the Executive Deferred Compensation Plan to the extent that payout or vesting would result in the recipient receiving compensation in excess of the $1 million cap under Section 162(m).

A portion of each named executive officer’s compensation for 2007 was non-deductible to the Company under Section 162(m). The Compensation Committee determined not to require deferral of any of the non-deductible compensation. The anticipated amount of the Company’s taxes for non-deductible compensation in 2007 is $3 million. The Compensation Committee will continue to retain the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its stockholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant.

The Company has also structured deferred compensation arrangements to comply with the limitations and restrictions of Internal Revenue Code Section 409A. Section 409A applies to any plan or arrangement that provides for the deferral of compensation, and, unless certain requirements are met, amounts deferred under deferred compensation arrangements will be currently includible in income and subject to an excise tax. The Compensation Committee has taken several actions to structure its deferred compensation arrangements so that they do not give rise to taxable income or excise taxes or penalties to executive officers under Section 409A.

Reimbursement of Certain Compensation Following Restatements

Pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, a Company policy governs the process for reimbursement by the Chief Executive Officer and the Chief Financial Officer of any bonus or other incentive-based or equity-based compensation received during the 12-month period following public disclosure of an accounting restatement due to material noncompliance by the Company with any financial reporting requirements as the result of misconduct. In addition, our 2007 Omnibus Long-Term Compensation Plan requires reimbursement of certain amounts following public disclosure of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement as a result of misconduct.

Compensation Tables

The following Summary Compensation Table sets forth information for the last two completed years concerning compensation of Eastman Chemical Company’s Chief Executive Officer, Chief Financial Officer, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2007.

Summary Compensation Table

								Change in
								Pension
								Value
								and
							Non-Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)		($)(1)(2)	($)(1)	($)(3)	($)(4)	($)(5)	($)

J. Brian Ferguson	2007	$1,136,538	$0		$3,405,793	$3,194,764	$1,500,000	$542,849	$222,217	$10,002,161
Chairman and Chief	2006	1,073,077	0		3,227,568	3,235,460	1,045,000	662,951	205,359	9,449,415
Executive Officer
Richard A. Lorraine	2007	462,058	0		682,225	303,016	415,000	114,678	66,846	2,043,823
Senior Vice President and	2006	441,923	0		831,012	199,726	292,000	106,440	73,884	1,944,985
Chief Financial Officer
James P. Rogers	2007	575,962	0		738,201	470,540	600,000	181,909	94,918	2,661,530
President and Chemicals	2006	548,846	0		701,649	569,173	545,000	153,699	98,190	2,616,557
and Fibers Business
Group Head
Mark J. Costa(6)	2007	438,269	0		753,528	361,297	380,000	14,201	1,113,702	3,060,997
Senior Vice President,	2006	237,462	250,000	(7)	329,700	161,914	200,000	5,394	77,920	1,262,390
Corporate Strategy and
Marketing
Theresa K. Lee	2007	416,318	0		617,269	703,960	320,000	121,894	67,399	2,246,840
Senior Vice President,	2006	388,885	0		580,333	316,340	220,000	148,707	62,612	1,716,877
Chief Legal Officer and
Corporate Secretary

(1)	The amounts reported include the portions of the grant date fair value of outstanding restricted stock and performance shares (reported in the “Stock Awards” column) and options (reported in the “Option Awards” column) recognized as compensation cost in the Company’s financial statements for 2007 and 2006, respectively, measured in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (referred to as FAS 123R), or with respect to awards granted prior to 2006, in accordance with Financial Accounting Board Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (referred to as FAS 123). See note 16 to the Company’s consolidated financial statements in the Annual Report to Stockholders for 2007 mailed and delivered electronically with this proxy statement for discussion of the assumptions made in the valuation of stock awards and option grants.

(2)	Stock-related awards, other than stock options, consisting of: (i) restricted stock with transfer restrictions subject to satisfaction of continued employment for a specified time and (ii) contingent stock awards (“performance shares”) with future payment subject to specified performance-based conditions. Performance share awards were made for performance periods beginning January 1, 2004 and ending December 31, 2006, beginning January 1, 2005 and ending December 31, 2007, beginning January 1, 2006 and ending December 31, 2008, and beginning January 1, 2007 and ending December 31, 2009, respectively. For more information about stock-related awards, see “Grants of Plan-Based Awards”, “Outstanding Equity Awards at Fiscal Year-End”, and “Option Exercises and Stock Vested” tables.

(3)	Cash payments in the following year for performance in the year indicated under the Unit Performance Plan. As described in the “Compensation Discussion and Analysis” section earlier under “Executive Compensation,” and in the “Grants of Plan-Based Awards” table, the Unit Performance Plan is the Company’s variable pay program under which a portion of the total annual compensation of managers is dependent upon corporate, organizational, and individual performance.

(4)	“Change in Pension Value” is the aggregate change in actuarial present value of the executive officer’s accumulated benefit under all defined benefit and actuarial retirement plans (including supplemental plans) accrued during the year. These plans are the Company’s tax-qualified defined benefit pension plan (the Eastman Retirement Assistance Plan, or “ERAP”) and unfunded, nonqualified retirement plans supplemental to the ERAP and providing benefits in excess of those allowed under the ERAP (the Eastman Unfunded Retirement Income Plan, or “URIP”; and the Eastman Excess Retirement Income Plan, or “ERIP”). The aggregate increase in actuarial value of the pension plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements for 2007 and 2006, respectively. The actuarial present value calculation is based on the 1994 Group Annuity Reserve — Unisex post-retirement mortality tables, and assumes individual compensation and service through December 31, 2007 and December 31, 2006, respectively, with benefit commencement at normal retirement age of 65. Benefits are discounted from age 65 using a 6.16% discount rate for the 2007 calculation and a 5.86% discount rate for the 2006 calculation. See the “Pension Benefits” table for additional information about the named executive officers’ pension benefits.

“Nonqualified Deferred Compensation Earnings” refers to above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans. The Company maintains the Executive Deferred Compensation Plan (the “EDCP”), an unfunded, nonqualified deferred compensation plan into which executive officers can defer compensation until retirement or termination from the Company. For 2007 and 2006, there were no preferential or above-market earnings on amounts in individual EDCP stock accounts (appreciation in value and dividend equivalents earned at a rate higher than appreciation in value and dividends on common stock) or on individual EDCP interest accounts (interest on amounts deferred at a rate exceeding 120% of the federal long term rate). See the “Nonqualified Deferred Compensation” table for additional information about the named executive officers’ EDCP accounts.

(5)	The items of “All Other Compensation” reported for the named executive officers for 2007 are identified and quantified below:

		Annual Company	Reimbursement
		Contributions to	for Payment of
	Perquisites and	Defined	Taxes on
	Other Personal	Contribution	Compensation and
Name	Benefits ($)	Plans($)	Benefits($)

J. B. Ferguson	$98,831	$109,077	$14,309
R. A. Lorraine	25,285	37,703	3,858
J. P. Rogers	28,169	56,048	10,701
M. J. Costa	1,074,607	31,913	7,182
T. K. Lee	26,869	31,467	9,063

•	Perquisites and other personal benefits. The amounts reported are the aggregate values, based upon the incremental cost to the Company, of the following perquisites and other personal benefits made available to executive officers during 2007: personal financial counseling, estate planning, and tax preparation; personal umbrella liability insurance coverage; home security system; personal travel allowance; relocation and home purchase cost payments; non-business travel on corporate aircraft by executives, their families, and invited guests when seats are available and the aircraft is otherwise being used for Company business purposes, including an added destination of a flight when the plane is otherwise in reasonable proximity to the added destination; and personal use of corporate aircraft by the Chief Executive Officer and his family. The aggregate incremental cost to the Company for flying additional passengers on business flights is a de minimis amount, and no amount is included for these flights for purposes of determining “All Other Compensation.” The aggregate incremental cost to the Company for operating the corporate aircraft for non-business added destination portions of business flights and for personal flights for the Chief Executive Officer and his family is based upon calculation of direct operating costs including fuel, fuel additives, lubricants, maintenance, reserves for engine restoration and overhaul, landing and parking expenses, crew expenses, and miscellaneous supplies and catering. The aggregate incremental costs to the Company of umbrella liability insurance, home security system and financial counseling, personal travel allowance, and relocation and home purchase costs are based upon the actual amounts paid by the Company for such perquisites and personal benefits. The perquisites and other personal benefits reported as “All Other Compensation” are further quantified in the following table:

	Perquisites and Other Personal Benefits
	Personal						Relocation
	Use of	Umbrella	Home		Personal		and Home
	Corporate	Liability	Security	Financial	Travel		Purchase
	Aircraft	Insurance	System	Counseling	Allowance		Costs
Name	($)	($)	($)	($)	($)		($)

J. B. Ferguson	$68,051	$1,230	$18,370	$11,180	$0		$0
R. A. Lorraine	11,213	861	5,031	8,180	0		0
J. P. Rogers	0	861	11,823	15,485	0		0
M. J. Costa	1,862	861	0	9,870	75,000	*	987,014	**
T. K. Lee	0	861	15,801	10,207	0		0

*	Annual personal travel allowance, payable in quarterly installments, under Mr. Costa’s employment agreement.

**	Reimbursement to Mr. Costa of one-time relocation-related costs and expenses, consisting of his out-of-pocket relocation costs and temporary living expenses and cost to Eastman of payments to relocation company for provision to Mr. Costa of services and payments related to home sale including loss on sale and real estate commissions and fees.

•	Annual company contributions or other allocations to vested and unvested defined contribution plans. The amounts reported for 2007 are annual Company contributions to the accounts of Messrs. Ferguson, Lorraine, and Rogers, and Ms. Lee in the Eastman Investment Plan, a 401(k) retirement plan, and in the EDCP, and to Mr. Costa in the Eastman Stock Ownership Plan (“ESOP”) and EDCP. Contributions to the Eastman Investment Plan or ESOP equaled $11,250 for each named executive, with the remaining Company contributions to their EDCP accounts. See the “Nonqualified Deferred Compensation” table for additional information about Company contributions into the named executive officers’ EDCP accounts. Annual Company contributions were based upon actual compensation paid during the calendar year.

•	Amounts reimbursed during 2007 for the payment of taxes on certain compensation and benefits. Consists of tax reimbursements for imputed income for home security systems (Mr. Ferguson, $10,537; Mr. Lorraine, $2,886; Mr. Rogers, $6,781; and Ms. Lee, $9,063) and non-business flights on corporate aircraft (Mr. Ferguson, $3,772; Mr. Lorraine, $972; and Mr. Rogers, $3,920) and, for Mr. Costa, $7,182 for tax reimbursements related to relocation.

(6)	Mr. Costa joined the Company in June 2006.

(7)	Signing bonus paid to Mr. Costa under employment agreement.

The following table sets forth certain information regarding grants in 2007 to the individuals named in the Summary Compensation Table of non-equity incentive awards, equity incentive awards, and all other non-incentive stock and option awards.

Grants of Plan-Based Awards

										All Other	All Other
										Stock	Option		Grant
										Awards:	Awards:	Exercise or	Date Fair
										Number of	Number of	Base Price	Value of
				Estimated Future Payouts Under			Estimated Future Payouts Under Equity			Shares of	Securities	of Option	Stock and
	Approval	Grant		Non-Equity Incentive Plan Awards(3)			Incentive Plan Awards(4)			Stock or	Underlying	Awards	Option
	Date	Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Share)	Awards
Name	(1)	(2)		($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	(6)	(7)

J. B. Ferguson		1/1/2007		$575,000	$1,150,000	$2,300,000
	10/4/2006	1/1/2007					17,600	44,000	132,000				$2,642,200
	4/5/2002	5/1/2007	(8)								113,400	$66.50	1,070,679
	10/3/2007	10/30/2007									110,000	66.15	1,299,427
										-0-

R. A. Lorraine		1/1/2007		163,275	326,550	653,100
	10/4/2006	1/1/2007					4,052	10,130	30,390				608,307
	10/3/2007	10/30/2007									26,000	66.15	307,137
										-0-

J. P. Rogers		1/1/2007		232,000	464,000	928,000
	10/4/2006	1/1/2007					4,268	10,670	32,010				640,734
	10/3/2007	10/30/2007									31,500	66.15	372,109
	4/6/2001	5/8/2007	(8)								16,701	66.31	131,564
										-0-

M. J. Costa		1/1/2007		144,625	289,250	578,500
	10/4/2006	1/1/2007					2,988	7,470	22,410				448,574
	10/3/2007	10/30/2007									19,200	66.15	226,809
										-0-

T. K. Lee		1/1/2007		124,500	249,000	498,000
	10/4/2006	1/1/2007					2,988	7,470	22,410				448,574
	10/3/2007	10/30/2007									19,200	66.15	226,809
	4/5/2002	5/1/2007	(8)								8,333	66.50	78,677
										-0-

(1)	The Compensation Committee approved a stock option grant for executive officers and other eligible managers at its regularly scheduled meeting in October 2007. The Committee approved performance share awards for executive officers and other eligible officers for the 2007-2009 performance period at its regularly scheduled meeting in October 2006. “Reload” options were received in 2007 by Mr. Ferguson and by Ms. Lee to purchase a number of shares equal to the number of previously owned shares of Eastman common stock surrendered in payment of the exercise price of a options originally approved on April 5, 2002 and by Mr. Rogers to purchase a number of shares equal to the number of previously owned shares of Eastman common stock surrendered in payment of the exercise price of an option originally approved on April 6, 2001. Stock options granted after 2003 do not include a “reload” feature.

(2)	For stock options, the grant effective date was the third business day after public release of third quarter 2007 financial results, except for “reload” options which are granted on the date of exercise of the original underlying option grant. Stock options granted after 2003 do not include a “reload” feature. Performance share awards for 2007-2009 were effective as of the beginning of the performance period on January 1, 2007.

(3)	Estimated future payouts under the Unit Performance Plan, a variable pay program which makes a portion of participants’ total annual compensation dependent upon corporate, organizational, and individual performance. The amount of the award pool from which payouts are made is determined by annual performance of the Company versus pre-set goals for specified measures. For 2007, the measure of performance under the UPP was earnings from operations. Annual performance goals are established such that the target level is reached if corresponding Company performance goals for the year are achieved. The target level for 2007 earnings from operations corresponded to the Company’s operating earnings target under the annual business plan for 2007 as approved by the Board in late 2006. An award pool is generated for the Company, equal to the aggregate of the UPP payouts for each participant if the individual’s organizational and individual performance were at target levels, multiplied by a performance factor determined by applicable corporate or a combination of corporate and business organization performance compared to the pre-set performance goal. The “Threshold” column reflects the payout level if performance factors are at minimum of 50% of target levels. The “Target” column reflects the payout level if performance factors are at 100% of target levels. The “Maximum” column reflects the payout level if performance factors are at 200% of target levels for specified above-goal performance. See the “Summary Compensation Table” for actual payout under the UPP for 2007 and “Compensation Discussion and Analysis.”

(4)	Estimated future shares awarded at threshold, target, and maximum levels for performance shares for the 2007-2009 performance period, when performance conditions are satisfied. Performance is measured by Company performance against two measures: (i) the Company’s total return to stockholders (change in stock price plus dividends declared during the relevant period, assuming reinvestment of dividends) relative to that of the “Materials Sector” group of companies from the Standard and Poor’s Super Composite 1500 Index and (ii) the Company’s average return on capital minus a return on capital target over the performance period. Based upon the Company’s performance against the two measures, if the performance is below the threshold, no award will be earned; if performance is at threshold, 40% of the target awards will be earned; if performance is at target, 100% of the target awards will be earned, and at maximum performance, 300% of the target awards will be earned. See also “Compensation Discussion and Analysis” and “Outstanding Equity Awards at Fiscal Year-End” table.

(5)	Non-incentive based stock options granted during the fiscal year. Options granted in 2007 have an exercise price equal to the closing price on the New York Stock Exchange of the underlying common stock as of the date of grant. The options vest and become exercisable in one-third increments on each of the first three anniversaries of the grant date, with acceleration of vesting in the event of a “change in ownership” or in certain circumstances following a “change in control.” Options generally expire ten years from the date of grant. Upon termination by reason of death, disability, or retirement, the options remain exercisable for the lesser of five years following the date of termination or the expiration date. If an optionee resigns, the options remain exercisable for the lesser of ninety days or the expiration date. Options not previously exercised are canceled and forfeited upon termination for cause. Column also includes new “reload” options received in 2007 by Messrs. Ferguson and Rogers and Ms. Lee to purchase a number of shares equal to the number of previously owned shares of Eastman common stock surrendered in payment of the exercise price of previously granted options. Stock options granted after 2003 do not include a “reload” feature, and no additional options will be granted upon exercise of those options. See “Summary Compensation Table”, “Outstanding Equity Awards at Fiscal Year-End”, and “Option Exercises and Stock Vested” tables.

(6)	Per-share exercise price of stock options granted in 2007. The exercise price is the closing price of Eastman common stock on the New York Stock Exchange on the grant date.

(7)	Full grant date fair value of each stock-based award, computed in accordance with FAS 123R.

(8)	“Reload” options received in 2007 by Messrs. Ferguson and Rogers and Ms. Lee to purchase a number of shares equal to the number of previously owned shares of Eastman common stock surrendered in payment of the exercise price of previously granted options. Reload options immediately vest at grant and expire on the same date as the original underlying option. Stock options granted after 2003 do not include a “reload” feature.

The following table sets forth information regarding outstanding option and stock awards held by individuals named in the Summary Compensation Table as of December 31, 2007.

Outstanding Equity Awards at Year-End

	Option Awards							Stock Awards
											Equity Incentive
										Equity Incentive	Plan Awards:
	Number of		Number of		Equity Incentive				Market Value	Plan Awards:	Market or
	Securities		Securities		Plan Awards:			Number of	of Shares	Number of	Payout Value
	Underlying		Underlying		Number of			Shares or	or Units	Unearned	of Unearned
	Unexercised		Unexercised		Securities			Units of	of Stock	Shares, Units	Shares, Units
	Options		Options		Underlying	Option	Option	Stock That	That Have	or Other Rights	or Other Rights
	(#)		(#)		Unearned	Exercise	Expiration	Have Not	Not Vested	That Have Not	That Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)	($)(1)	Vested (#)(2)	Vested ($)(3)

J. B. Ferguson	1,414	(4)				$55.06	2/15/2009
	510					46.0625	4/6/2010
	12,122	(4)				55.06	4/6/2010
	22,500					49.22	4/5/2011
	41,406					47.55	4/4/2012
	52,516	(4)				60.92	4/3/2013
	4,700	(4)				46.28	4/3/2013
	7,613	(4)				53.57	4/3/2013
	75,000					46.98	11/1/2014
	113,333		56,667	(5)		53.51	10/31/2015
	55,000		110,000	(6)		60.92	10/30/2016
	113,400	(4)				66.50	4/4/2012
			110,000	(7)		66.15	10/29/2017
										89,330	$5,457,170
R. A. Lorraine	8,500					43.66	4/1/2014
	14,000					46.98	11/1/2014
	20,666		10,334	(5)		53.51	10/31/2015
	12,666		25,334	(6)		60.92	10/30/2016
			26,000	(7)		66.15	10/29/2017
										18,400	1,124,056
J. P. Rogers	11,665	(4)				59.23	4/6/2010
	38,978	(4)				60.02	4/4/2012
	14,755	(4)				52.66	4/3/2013
	8,000					43.66	4/1/2014
	16,000					46.98	11/1/2014
	22,000		11,000	(5)		53.51	10/31/2015
	13,333		26,667	(6)		60.92	10/30/2016
	16,701	(4)				66.31	4/5/2011
			31,500	(7)		66.15	10/29/2017
										19,470	1,189,422
M. J. Costa	21,666		43,334	(8)		56.52	5/31/2016
	9,333		18,667	(6)		60.92	10/30/2016
			19,200	(7)		66.15	10/29/2017
								20,000 (9)	$1,221,800
										7,470	456,342
T. K. Lee	4,590	(4)				56.97	4/4/2012
	6,538	(4)				57.06	4/4/2012
	2,300	(4)				58.80	4/3/2013
	4,667					46.98	11/1/2014
	20,666		10,334	(5)		53.51	10/31/2015
	9,333		18,667	(6)		60.92	10/30/2016
	8,333	(4)				66.50	4/4/2012
			19,200	(7)		66.15	10/29/2017
										15,740	961,557

(1)	Market value of restricted shares of common stock determined as of December 31, 2007, based on the per share closing price of the common stock on the New York Stock Exchange.

(2)	Number of shares of common stock to be paid under outstanding performance shares, assuming achievement of target performance goals for 2006-2008 and 2007-2009 performance periods. Performance is measured by Company performance against two measures: (i) the Company’s total return to stockholders (change in stock price plus dividends declared during the relevant period, assuming reinvestment of dividends) relative to that of the “Materials Sector” group of companies from the Standard and Poor’s Super Composite 1500 Index; and (ii) the Company’s average return on capital minus a return on capital target over the performance period. Based upon the Company’s performance against the two measures, if the performance is below the threshold, no award will be earned; if performance is at threshold, 40% of the target awards will be earned; if performance is at target, 100% of the target awards will be earned; and at maximum performance, 300% of the target awards will be earned. If earned, the awards will be paid after the end of the performance period in unrestricted shares of Eastman common stock, or participants may irrevocably elect in advance to defer the award payout into the EDCP.

(3)	Value of shares of common stock to be paid under outstanding performance shares, assuming achievement of target performance goals for 2006-2008 and 2007-2009 performance periods and assuming a market value equal to the closing price of the common stock on the New York Stock Exchange as of December 31, 2007.

(4)	“Reload” options received to purchase a number of shares equal to the number of previously owned shares of Eastman common stock surrendered in payment of the exercise price of previously granted options. Option exercise price is based upon the market price of underlying common stock on the date of exercise of the underlying option grant. Reload options are exercisable at grant and expire as of the date of the original underlying option grant. Stock options granted after 2003 do not include a “reload” feature, and no additional options will be granted upon exercise of those options. See also “Summary Compensation Table”, and “Grants of Plan-Based Awards” table.

(5)	Option becomes exercisable on November 1, 2008.

(6)	Option becomes exercisable as to one-half of the shares on October 31, 2008 and as to the remaining shares on October 31, 2009.

(7)	Option becomes exercisable as to one-third of the shares on October 30, 2008, one-third of the shares on October 30, 2009, and as to the remaining shares on October 30, 2010.

(8)	Option becomes exercisable as to 21,667 shares on June 1, 2008 and as to 21,667 shares on June 1, 2009.

(9)	Restricted shares of common stock, 10,000 of which vest on June 1, 2008 and 10,000 of which vest on June 1, 2009.

The following table summarizes aggregate values realized upon exercise of options, vesting of restricted stock, and payout of stock under performance shares for the individuals named in the Summary Compensation Table for 2007.

Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
	Number of		Number of
	Shares Acquired		Shares Acquired
	on Exercise	Value Realized	on Vesting	Value Realized
Name	(#)	on Exercise($)	(#)	on Vesting($)

J. B. Ferguson	232,714	$4,779,913	85,340	$5,667,080
R. A. Lorraine	0	0	14,250	943,493
J. P. Rogers	22,500	384,525	16,150	1,069,292
M. J. Costa	0	0	10,000	663,400
T. K. Lee	25,877	500,296	14,250	943,493

(1)	Represents number and aggregate value realized upon exercise of stock options during 2007.

(2)	Represents: (i) number of shares of common stock for which transfer restrictions lapsed during 2007, and the aggregate value of such shares of common stock based upon the per share closing price of the common stock on the New York Stock Exchange on the vesting date; and (ii) number of shares received upon payout under 2005-2007 performance shares, and the aggregate value of such shares of common stock based upon the per share closing price of the common stock on the New York Stock Exchange on the payout date.

The following table summarizes the portion of post-employment benefits to the individuals named in the Summary Compensation Table from Company pension arrangements.

Pension Benefits

		Number of	Present Value	Payments During
	Plan Name	Years of Credited	of Accumulated	Last Fiscal
Name	(1)(2)	Service (#)	Benefit ($)(3)	Year($)

J. B. Ferguson	ERAP	31	$410,049	$0
	ERIP/URIP	31	1,894,134	0
R. A. Lorraine(4)	ERAP	4	57,254	0
	ERIP/URIP	4	220,463	0
J. P. Rogers	ERAP	8	94,646	0
	ERIP/URIP	8	554,466	0
M. J. Costa(5)	ERAP	2	7,647	0
	ERIP/URIP	2	11,948	0
T. K. Lee	ERAP	20	295,620	0
	ERIP/URIP	20	450,482	0

(1)	The Eastman Retirement Assistance Plan (“ERAP”) is the tax-qualified, non-contributory defined benefit pension plan for essentially all active U.S. employees, other than employees of certain subsidiaries and some employees covered by collective bargaining agreements. A participant’s total ERAP benefit consists of his or her “Pre-2000 Benefit” and “Pension Equity Benefit,” as described below:

Pre-2000 Benefit.  Prior to 2000, the ERAP used a traditional pension formula which gave each participant a life annuity commencing at age 65. A participant is eligible for an unreduced Pre-2000 Benefit when such participant’s aggregate age plus years of eligible service totals 85 or at age 65. At retirement, the actuarial present value of the future annual Pre-2000 Benefit payments may at the election of the participant be paid in a lump sum. The Pre-2000 Benefits payable upon retirement are based upon the participant’s years of service with the Company and “average participating compensation,” which is the average of three years of those earnings described in the ERAP as “participating compensation.” “Participating compensation,” in the case of the executive officers identified in the Summary Compensation Table, consists of salary, bonus, and non-equity incentive plan compensation, including allowance in lieu of salary for authorized periods of absence, such as illness, vacation, and holidays. To the extent that any participant’s annual Pre-2000 Benefit exceeds the amount payable under the ERAP, such excess will be paid from one or more unfunded, supplementary plans.

Pension Equity Benefit.  Effective January 1, 2000, the Company redesigned the ERAP to use a pension equity formula. Under the new formula, beginning January 1, 2000, a participant earns a certain pension equity percentage each year based upon age and total service with the Company. When a participant terminates employment, he or she is entitled to a pension lump sum, payable over five years. The lump sum may also be converted to various forms of annuities. To the extent that any participant’s Pension Equity Benefit exceeds the amount payable under the ERAP, such excess will be paid from one or more unfunded, supplementary plans.

(2)	The Company maintains two unfunded, nonqualified plans, the Unfunded Retirement Income Plan (“URIP”) and the Excess Retirement Income Plan (“ERIP”). The ERIP and the URIP will restore to participants in the ERAP benefits that cannot be paid under the ERAP because of restrictions under the Internal Revenue Code of 1986, as amended, and benefits that are not accrued under the ERAP because of a voluntary deferral by the participant of compensation that would otherwise be counted under the ERAP. As to accruals after

December 31, 2004, in order to comply with Section 409A of the Internal Revenue Code, it may be necessary to delay commencement of payment until six months after the participant’s separation from service with the Company. The Company has established a “Rabbi Trust” to provide a degree of financial security for the participants’ unfunded account balances under the ERIP and URIP.

(3)	Actuarial present value of the accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2007. The actuarial present value calculation is based on the 1994 Group Annuity Reserve-Unisex post-retirement mortality tables, and assumes individual compensation and service through December 31, 2007, with benefit commencement at normal retirement age of 65. Benefits are discounted from age 65 using a 6.16% discount rate.

(4)	Mr. Lorraine has not met the minimum vesting requirement for his retirement benefits as of December 31, 2007. Accrued benefits vest after five years of service, which would be in October 2008 for Mr. Lorraine. Accumulated benefits shown are calculated as if minimum vesting requirements had been met.

(5)	Mr. Costa has not met the minimum vesting requirement for his retirement benefits as of December 31, 2007. Accrued benefits vest after five years of service, which would be in June 2011 for Mr. Costa. Accumulated benefits shown are calculated as if minimum vesting requirements had been met.

The following table is a summary of participation by individuals in the Summary Compensation Table in the Executive Deferred Compensation Plan (the “EDCP”), an unfunded, nonqualified deferred compensation plan into which executive officers and other management-level employees can defer compensation until retirement or termination from the Company. Annual base and incentive cash compensation, stock and stock-based awards which are payable in cash and allowed to be deferred, and cash signing, retention, or special recognition bonuses, may be deferred into the EDCP. Compensation deferred into the EDCP is credited to individual interest accounts and stock accounts. Amounts deferred into interest accounts are credited with interest at the prime rate until transfer or distribution, and amounts deferred into stock accounts increase or decrease in value depending on the market price of Eastman common stock. When cash dividends are declared on the common stock, each stock account receives a dividend equivalent which is used to “purchase” additional hypothetical shares. Upon retirement or termination of employment, the value of a participant’s EDCP account is paid, in cash, in a single lump sum or up to ten annual installments as elected in advance by the participant.

The EDCP provides for early withdrawal by a participant of amounts in his or her EDCP account in the event of severe financial hardship resulting from certain extraordinary and unforeseeable circumstances. The EDCP also provides that a participant may withdraw amounts deferred prior to January 1, 2005 at any time, provided that the participant forfeit 10% of his or her balances in the EDCP and not be permitted to participate in the EDCP for a period of 36 months from the date of the early withdrawal payment. In addition, if, within any six month period, either 50% or more of the EDCP participants with amounts deferred prior to January 1, 2005 elect early withdrawal from the EDCP or 20% or more of the EDCP participants with amounts deferred prior to January 1, 2005 with aggregate account balances valued at 50% or more of the total value of all EDCP accounts elect such early withdrawal, then all amounts deferred prior to January 1, 2005 will be distributed in a single lump sum.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate
	in Last	for Last	in Last	Withdrawals/	Balance at
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Last Fiscal
Name	($)	($)(1)	($)(2)	($)	Year-End($)(3)

J. B. Ferguson	$0	$97,827	$113,388	$0	$1,532,947
R. A. Lorraine	0	26,453	6,265	0	89,296
J. P. Rogers	0	44,798	378,071	0	8,156,216
M. J. Costa	0	20,664	51	0	791
T. K. Lee	0	20,217	98,643	0	1,161,132

(1)	Annual Company contributions are made to the accounts of Messrs. Ferguson, Lorraine, and Rogers, and Ms. Lee in the Eastman Investment Plan, a 401(k) retirement plan, and in the EDCP, and to Mr. Costa in the Eastman ESOP and EDCP. Amounts shown are the amounts contributed into the EDCP and represent amounts that could not be contributed into the 401(k) retirement plan or ESOP accounts of the individuals due to restrictions under the Internal Revenue Code. The total amount of the contributions for each named executive officer in the Eastman Investment Plan, the ESOP, and the EDCP was five percent of his or her 2007 earnings. These contributions are included in the “Summary Compensation Table” in the “All Other Compensation” column.

(2)	Aggregate amounts credited to participant accounts during 2007. No earnings on deferred amounts are included in the “Summary Compensation Table” in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because there were no preferential or above-market earnings on individual stock accounts or interest accounts. Quarterly dividend equivalents of $0.44 per hypothetical share were credited to amounts in individual stock accounts, and the prime rate of interest credited to amounts in individual interest accounts varied from 7.75% to 8.25%, during 2007.

(3)	Balance in individual EDCP accounts as of December 31, 2007. The portions of the balances from annual Company contributions before provision for certain taxes ($421,274 for Mr. Ferguson, $88,721 for Mr. Lorraine, $207,001 for Mr. Rogers, $100,477 for Ms. Lee, and $824 for Mr. Costa) were reported as “All Other Compensation” in the Summary Compensation Table in this proxy statement and in the annual meeting proxy statements for previous years; the portions of the balances from deferred salary ($748,237 for Mr. Rogers and $338,500 for Ms. Lee) were included in the amounts reported as “Salary” in the Summary Compensation Table in this proxy statement and in the annual meeting proxy statements for previous years; the portions of the balances from deferred annual incentive compensation and bonuses ($15,542 for Mr. Ferguson, $536,861 for Mr. Rogers and $70,104 for Ms. Lee) were included in the amounts reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this proxy statement and in the annual meeting proxy statement for 2007 and in the amounts reported as “Bonus” in the Summary Compensation Table in the annual meeting proxy statements for previous years; the portions of the balances from deferred stock-based awards ($502,663 for Mr. Ferguson, $2,489,931 for Mr. Rogers, and $146,019 for Ms. Lee) are not reported in the Summary Compensation Table in this proxy statement and in the annual meeting proxy statement for 2007 and were reported as “Long-Term Incentive Plan Payouts” in the Summary Compensation Table in the annual meeting proxy statements for previous years. The portions of the balances from earnings on deferred amounts were not reported in the “Summary Compensation Table” in this proxy statement or in the annual meeting proxy statements for previous years because there were no preferential or above-market earnings on individual EDCP stock accounts or interest accounts. Amounts in the “Registrant Contributions for Last Fiscal Year” column were paid in February 2008, and are not included in the aggregate balance as of December 31, 2007.

Termination and Change-in-Control Arrangements

The Company’s Change in Control Agreements with certain executive officers, including the five individuals named in the Summary Compensation Table, and the Omnibus Long-Term Compensation Plans, provide for compensation and benefits in certain circumstances upon or following termination of the executive or change in control of the Company. In addition, Mr. Costa’s employment agreement includes certain termination arrangements in addition to those of the standard Change in Control Agreements. Circumstances that trigger compensation or provision of benefits related to termination or change in control, how such compensation and benefits are determined, and conditions or obligations applicable to the receipt of payments and benefits, are described below.

Change in Control Agreements.   For the reasons described in the Compensation Discussion and Analysis, the Company has entered into Change in Control Agreements with the five individuals named in the Summary Compensation Table and certain other executive officers of the Company. The Agreements provide for specified compensation and benefits following a “change in control” of the Company. A “change in control” is generally defined in the Agreements to include the following, subject to certain exceptions: (i) the acquisition by a person of 35% or more of the voting stock of the Company; (ii) the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; (iii) approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 50% of the resulting corporation’s voting stock, no person will own 35% or more of the resulting corporation’s voting stock, and the incumbent Board members will continue to constitute at least a majority of the Board of the resulting corporation; or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Pursuant to the Agreements, in the event that a change in control of the Company occurs during the “change in control period,” the Company agrees to continue to employ the executive for a period of two years after the occurrence of such change in control (the “Employment Period”). The “change in control period” means the period commencing on November 30, 2005, and ending three years after such date; provided that on each anniversary of the Agreements, the “change in control” period is automatically extended so as to terminate three years after such anniversary, unless the Company provides timely notice to the executive that it will not extend the period.

During the Employment Period, the executive would be entitled to (i) an annual base salary at a rate at least equal to the base salary in effect on the date of the change in control; (ii) an annual bonus at least equal to the executive’s target bonus opportunity for the last full fiscal year prior to the change in control; and (iii) continued participation in all incentive, savings, retirement, welfare benefit, and fringe benefit plans applicable to other peer executives of the Company on terms no less favorable than those in effect during the 120-day period preceding the change in control.

The Agreements also specify the payments and benefits to which an executive would be entitled upon a termination of employment during the Employment Period for specified reasons, including death, retirement, disability, termination by the Company with or without cause, and termination by the executive for or without good reason (as such terms are defined in the Agreement).

If an executive’s employment were to be terminated by the Company for any reason other than for cause or disability, or by the executive for good reason, during the Employment Period, the Company would be required to:

(i) pay to the executive a lump sum cash payment equal to his or her “accrued obligations” (unpaid base salary through the date of termination, a prorated target bonus for the year of termination, and any accrued vacation pay),

(ii) pay to the executive a lump sum severance payment equal to three-times the sum of his or her then-current annual base salary plus the amount of his or her target annual bonus for the year in which the termination occurs,

(iii) continue to provide all welfare benefits to the executive and his or her eligible dependents, subject to certain limitations, for 36 months following termination,

(iv) accelerate the vesting of the executive’s unvested benefits under the Company’s retirement plans, and pay to the executive a lump sum cash payment equal to the value of such unvested benefits, plus an amount calculated to provide the executive with the additional benefits he or she would have been entitled to had he or she accumulated three additional years of service under the Company’s retirement plans, and

(v) pay or provide to the executive any other amounts or benefits to which he or she is entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

Upon the termination of an executive’s employment by reason of death, disability, or retirement, or upon a termination by the Company for cause or by the executive without good reason, the Agreement would terminate without further obligations of the Company other than the payment of base salary through the date of termination and any other amounts or benefits to which the executive is entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

The Agreements provide that if a payment to or for the benefit of an executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will be entitled to a full gross- up for any excise tax imposed, including any income and excise taxes on such gross-up amount (subject to a net after-tax benefit threshold of $75,000).

The Agreements require that the executive not disclose any confidential information of the Company following termination of employment, and provide that the Company will reimburse the executive on a current basis for reasonable fees and expenses in seeking to enforce the Agreement (subject to repayment if his or her claims are determined to be frivolous or in bad faith).

Omnibus Long-Term Compensation Plans.  The Company’s 2007 Omnibus Long-Term Compensation Plan (like its predecessor 1994, 1997, and 2002 Omnibus Long-Term Compensation Plans, collectively referred to as the “Omnibus Plans”) provides for grants to employees of nonqualified and incentive stock options, stock appreciation rights, stock awards, performance shares, and other stock and stock-based awards (collectively, “awards”).

The Omnibus Plans contain provisions regarding the treatment of awards in the event of a “change in ownership” (as defined, generally involving circumstances in which the Company’s common stock is no longer publicly traded) and of a “change in control” (as defined, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed). Upon a change in ownership or change in control, the rules described below will apply to awards granted under the Omnibus Plans.

However, the Compensation Committee has the discretion, notwithstanding any particular transaction constituting a change in ownership or a change in control, either to determine that such transaction is of the type that does not warrant the described consequences with respect to awards (in which case such consequences would not occur) or to alter the way in which awards are treated from the consequences outlined in the Omnibus Plans.

If a change in ownership occurs (and the Compensation Committee has not exercised its discretion described above) during the term of one or more performance periods for outstanding performance shares, the performance period will immediately terminate and, unless the Committee has already determined actual performance for such period, it will be assumed that the performance objectives have been attained at a level of 100%. Participants will be considered to have earned a prorated share of the awards for such performance period. In addition, upon a change in ownership, all outstanding awards will be valued and cashed out on the basis of the change in ownership price.

In the event of a change in control (assuming the Compensation Committee has not exercised its discretion described above), if a participant’s employment terminates within two years following the change in control, unless such termination is due to death, disability, cause, resignation (other than as a result of certain actions by the Company and any successor), or retirement, participants will be entitled to the following treatment. All conditions, restrictions, and limitations in effect with respect to any unexercised award will immediately lapse and no other terms or conditions will be applied. Any unexercised, unvested, unearned, or unpaid award will automatically become 100% vested. Performance shares will be treated in a manner similar to that described above in the case of a change in ownership. A participant will be entitled to a lump sum cash payment with respect to all of such participant’s awards.

In order to comply with Section 409A of the Internal Revenue Code, it may be necessary for officers to delay payments until six months following the officer’s separation from service with the Company.

Mark J. Costa Employment Agreement.  The Employment Agreement with Mr. Costa includes certain termination arrangements in addition to those of the standard Change in Control Agreements. If Mr. Costa’s employment is terminated without “cause” or if he resigns for “good reason”, other than in circumstances covered by the Change in Control Agreements:

(i) he would receive a lump-sum cash payment equal to the sum of:

(a) all accrued and unused vacation pay through the date of termination;

(b) an amount equal to one year of base annual salary; and

(c) an amount equal to 100% of his target annual incentive pay for the year in which his employment terminates;

(ii) his unvested stock options would immediately vest and become exercisable and remain exercisable for the lesser of five years following the date of termination or the expiration date of the options;

(iii) all restrictions on transfer of issued shares of common stock would lapse; and

(iv) Eastman would issue to Mr. Costa shares of common stock underlying outstanding performance shares on a pro rata basis as if all performance objectives had been met at a level of 100%.

“Cause” is defined in the Employment Agreement as material breach by Mr. Costa of any provision of the Employment Agreement or of Eastman codes of conduct or ethics, conviction of a criminal act, or conduct that is grossly inappropriate or insubordinate and demonstrably likely to lead to material injury to Eastman. “Good reason” is defined in the Employment Agreement as assignment of duties materially inconsistent with Mr. Costa’s position as Senior Vice President, Corporate Strategy and Marketing, reduction in base salary or target annual or long-term incentive pay, or failure by Eastman to comply with the provisions of the Employment Agreement.

Benefit Security Trust.  The Company has established a Benefit Security Trust (sometimes referred to as the “Rabbi Trust”) to provide a degree of financial security for its unfunded obligations under the Executive Deferred Compensation Plan, the supplemental ERAP plans, and the Change in Control Agreements with the Company’s executives. The assets of the Rabbi Trust would be subject to the claims of the Company’s creditors in the event of insolvency. Upon the occurrence of a “change in control” or a “potential change in control” (each as defined), or if the Company fails to meet its payment obligations under the covered plans and agreements, the Company would be required to transfer to the trustee cash or other liquid funds in an amount equal to the value of the Company’s obligations under the covered plans and agreements. The Company has conveyed to the trustee rights to certain assets as partial security for the Company’s funding obligations under the Rabbi Trust.

A “change in control” is generally defined to include the following, subject to certain exceptions: (i) the acquisition by a person (other than the Company, certain affiliated entities, or certain institutional investors) of 19% or more of the voting stock of the Company; (ii) the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; (iii) approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 75% of the resulting corporation’s voting stock; or (iv) approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of substantially all of the assets of the Company, other than to a subsidiary or in a spin-off transaction. A “potential change in control” will generally be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; (ii) any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; or (iii) any person (other than the Company, certain affiliated entities, or certain institutional investors) becomes the beneficial owner of 10% or more of the combined voting power of the Company’s then-outstanding securities.

The Rabbi Trust is irrevocable until participants and their beneficiaries are no longer entitled to payments under the covered plans and agreements, but may be amended or revoked by agreement of the trustee, the Company, and a committee of individual beneficiaries of the Rabbi Trust.

Potential Payments Under Termination and Change-in-Control Arrangements

The following table shows, for each of the named executive officers, the payments and benefits that would have been provided under the Change in Control Agreements if the executive had been terminated without cause or had resigned for good reason on December 31, 2007 following a change in control.

	Amount of Payment
	J. B.	R. A.	J. P.	M. J.	T. K.
	Ferguson	Lorraine	Rogers	Costa	Lee
Form of Payment	($)	($)	($)	($)	($)

Cash severance(1)	$6,900,000	$2,379,150	$3,132,000	$2,202,750	$1,992,000
Value of unvested stock-based awards at target(2)	5,633,688	1,083,849	1,182,793	1,569,269	1,028,963
Additional pension credit(3)	745,897	477,673	236,401	56,723	183,807
Health and welfare continuation(4)	29,733	19,977	29,733	29,733	29,733
Excise tax payment(5)	0	1,311,986	0	936,778	0

Total Payments	$13,309,318	$5,272,635	$4,580,927	$4,795,253	$3,234,503

(1)	Lump sum cash severance under Change in Control Agreement equal to three times the sum of annual base pay and the target Unit Performance Plan payout.

(2)	Value of unvested awards at target which vest and are paid out under the Omnibus Plans at termination following change in control (or earlier upon a change in control that is a change in ownership as shown in the next table below, in which case the payment would not also be received upon a subsequent termination without cause or resignation for good reason). Awards are valued as of year-end 2007 based upon the closing price of Eastman common stock on the New York Stock Exchange.

(3)	Lump sum present value of additional pension credit under Change in Control Agreement.

(4)	Value of continuation of health and welfare benefits for three years following termination under Change in Control Agreement.

(5)	Estimated payment under Change in Control Agreement for excise tax imposed by Section 4999 of the Internal Revenue Code. The calculation of the gross-up amount in the above table is based upon an excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate.

The following table shows, for each of the named executive officers, the payment that would have been provided under the Omnibus Plans if there had been a change in ownership of the Company on December 31, 2007.

Amount of Payment
	J. B.	R. A.	J. P.	M. J.	T. K.
	Ferguson	Lorraine	Rogers	Costa	Lee
Form of Payment	($)	($)	($)	($)	($)

Value of unvested stock-based awards at target(1)	$5,633,608	$1,083,849	$1,182,793	$1,569,269	$1,028,963

(1)	Value of unvested awards at target which vest and are paid out under the Omnibus Plans following change in ownership of the Company. Awards are valued as of year-end 2007 based upon the closing price of Eastman common stock on the New York Stock Exchange.

The following table shows the payments that would have been provided to Mr. Costa under his Employment Agreement if he had been terminated without cause or had resigned for good reason other than in circumstances covered by the Change in Control Agreement on December 31, 2007.

Amount of Payment
to M. J. Costa
Form of Payment	($)

Cash severance	$2,202,750
Value of unvested stock-based awards at target	1,569,269

Total Payments	$3,772,019

In addition to the payments described above, executive officers would also receive the following payments for amounts already earned or vested as the result of participation in compensation or benefit plans on the same basis as other Company employees:

•	value of outstanding vested stock-based awards (see the “Outstanding Equity Awards at Fiscal Year-End” table),

•	earned Unit Performance Plan payout (see “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards” table),

•	earned Company contribution to vested and unvested defined contribution plans (see “All Other Compensation” column in the “Summary Compensation Table”),

•	account balance in the Eastman Investment Plan, a 401(k) retirement plan, and the ESOP,

•	account balance in the Executive Deferred Compensation Plan (see “Aggregate Balance at Last Fiscal Year-End” column in the “Nonqualified Deferred Compensation” table), and

•	lump sum present value of pension under the Company’s qualified and non-qualified pension arrangements (see “Present Value of Accumulated Benefit” column in the “Pension Benefits” table).

[FORM OF PAPER PROXY-FRONT]

ADMISSION TICKET

Please bring this ticket if you choose to attend the Annual Meeting.
It will expedite your admittance when presented upon your arrival.

EASTMAN CHEMICAL COMPANY

Annual Meeting of Stockholders

Thursday, May 1, 2008
11:30 a.m.
Toy F. Reid Employee Center
400 South Wilcox Drive
Kingsport, Tennessee 37660
1-423-229-4647

Proxy	EASTMAN CHEMICAL COMPANY	Proxy

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR EACH OF THE NOMINEES IN ITEM 1, FOR ITEM 2, AND AGAINST ITEMS 3 AND 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN ITEM 1 AND FOR ITEM 2.

1.	Election of Directors:

Nominees for election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2011 and their successors are duly elected and qualified:

(1) Michael P. Connors	❑	FOR	❑	AGAINST	❑	ABSTAIN
(2) J. Brian Ferguson	❑	FOR	❑	AGAINST	❑	ABSTAIN
(3) Howard L. Lance	❑	FOR	❑	AGAINST	❑	ABSTAIN

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

❑ FOR	❑ AGAINST	❑ ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

3.	Stockholder proposal requesting that management revise employment nondiscrimination policy to prohibit “discrimination based on sexual orientation and gender identity.”

❑ FOR	❑ AGAINST	❑ ABSTAIN

4.	Stockholder proposal requesting that Board of Directors take steps necessary to elect each director annually.

❑ FOR	❑ AGAINST	❑ ABSTAIN

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)

[FORM OF PAPER PROXY-BACK]

→ [electronic voting number]

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To Vote by Phone:	Call anytime toll free 1-888-693-8683 There is no charge for this call. Follow the simple instructions to record your vote.

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THANK YOU FOR VOTING.

Proxy	EASTMAN CHEMICAL COMPANY	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2008.

The undersigned hereby appoints Theresa K. Lee and Richard A. Lorraine as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side of this proxy card, all the shares of stock of Eastman Chemical Company held of record as of March 10, 2008 by the undersigned with all the powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 1, 2008 or any adjournment or postponement thereof.

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR EACH OF THE NOMINEES IN ITEM 1, FOR ITEM 2, AND AGAINST ITEMS 3 AND 4.

Signature(s)

Signature(s)

Date:	, 2008

Please sign exactly as your name(s) appears on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee, guardian, or in any other representative capacity, please also give your full title.

MARK (ON THE OTHER SIDE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[SCRIPT OF DIALOGUE FOR REGISTERED STOCKHOLDER PROXY VOTING BY TELEPHONE]

STOCKHOLDER HEARS THIS SCRIPT

Speech 1
Hello, let’s begin your telephone vote. Please enter the number located in the box by the arrow. Welcome to Eastman Chemical Company’s telephone voting system. Voting your shares by telephone has the same effect as if you returned your proxy card by mail. You hereby direct the named proxies to vote your shares as instructed.

Speech 2	To vote as the Board of Directors recommends on all items, please press 1.

Speech 2A	You have voted as the Board of Directors has recommended. If this is correct, please press 1; if this is not correct, please press 0.

Speech 2B	If you would like to vote another proxy, please press 1; if not press 0.

Speech 2C	If you would like to try again, please press 1; if not, please press 0. Please try your call again, or vote, sign, date, and mail your proxy card in the envelope provided. Goodbye.

Speech 3	To vote on each item separately, please press 0

Speech 4	Nominee 1, to vote FOR, please press 1; to vote AGAINST, please press 6; to ABSTAIN, please press 0 Nominee 2, to vote FOR, please press 1; to vote AGAINST, please press 6, to ABSTAIN, please press 0
Nominee 3, to vote FOR, please press 1; to vote AGAINST, please press 6; to ABSTAIN, please press 0
Item 2, to vote FOR, please press 1; to vote AGAINST, please press 6; to ABSTAIN, please press 0
Item 3, to vote FOR, please press 1; to vote AGAINST, please press 6; to ABSTAIN, please press 0
Item 4, to vote FOR, please press 1; to vote AGAINST, please press 6; to ABSTAIN, please press 0

Speech 5	Your vote has been cast as follows:
Nominee 1: [For] [Against] [Abstain]
Nominee 2: [For] [Against] [Abstain]
Nominee 3: [For] [Against] [Abstain]
Item 2: [For] [Against] [Abstain]
Item 3: [For] [Against] [Abstain]
Item 4: [For] [Against] [Abstain]
If this is correct, please press 1; if this is not correct, please press 0.

Speech 5A	If you would like to vote another proxy, please press 1, if not press 0
Thank you for voting. Goodbye.

Speech 5B	If you would like try again, please press 1; if not, please press 0. Please try your call again, or vote, sign, date, and mail your proxy card in the envelope provided. Goodbye.

[TEXT OF COMPUTER SCREENS FOR ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH COMPANY PLANS AND FOR INTERNET PROXY VOTING BY REGISTERED STOCKHOLDERS]
When you submit your voting instructions through this site, it is the same as if you mark, sign and return your voting instruction form or proxy.
Please enter your 11-digit electronic voting number, then click the “Submit” button or press ENTER on your keyboard. On your voting instruction form or proxy card, this number is found by an arrow in a box.
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Click here to view the Eastman Chemical Company Annual Report in a new window.

Click here to view the Eastman Chemical Company Proxy Statement in a new window.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN ITEM 1.

1.	Election of Directors:

Nominees for election of three directors to serve in the class for which the term in office expires at the Annual Meeting of Stockholders in 2011 and their successors are duly elected and qualified:

		FOR	AGAINST	ABSTAIN

(1)	Michael P. Connors	¡	¡	¡

(2)	J. Brian Ferguson	¡	¡	¡

(3)	Howard L. Lance	¡	¡	¡

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

		FOR	AGAINST	ABSTAIN

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.	¡	¡	¡

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

		FOR	AGAINST	ABSTAIN

3.	Stockholder proposal requesting that management revise employment nondiscrimination policy to prohibit “discrimination based on sexual orientation and gender identity.”	¡	¡	¡

4.	Stockholder proposal requesting that Board of Directors take steps necessary to elect each director annually.	¡	¡	¡

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After reviewing the above selections, click the button below to submit your voting instructions. You should see a screen confirming your instructions as they have been recorded.
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[VOTING SUMMARY]
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Your Voting Summary
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Your Number
Submitted
Confirmation

(1).	Michael P. Connors	[FOR]	[AGAINST]	[ABSTAIN]

(2).	J. Brian Ferguson	[FOR]	[AGAINST]	[ABSTAIN]

(3).	Howard L. Lance	[FOR]	[AGAINST]	[ABSTAIN]

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.	[FOR]	[AGAINST]	[ABSTAIN]

3.	Stockholder proposal requesting that management revise employment nondiscrimination policy to prohibit “discrimination based on sexual orientation and gender identity.”	[FOR]	[AGAINST]	[ABSTAIN]

4.	Stockholder proposal requesting that Board of Directors take steps necessary to elect each director annually.	[FOR]	[AGAINST]	[ABSTAIN]

Click Here to Cast Another Vote

[FORM OF LETTER TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH COMPANY PLANS]

Eastman Chemical Company
P.O. Box 431
Kingsport, Tennessee 37662-5280

Theresa K. Lee
Senior Vice President, Chief Legal Officer,
and Corporate Secretary
Phone: (423) 229-2097
FAX: (423) 224-9399
tklee@eastman.com
March 14, 2008

Re:	2008 Annual Meeting Materials
Dear Fellow Eastman Employee and Stockholder:
Our 2008 Annual Meeting of Stockholders will be held on May 1, and it is important that your shares be represented. Again this year, all employees who own Eastman shares through the ESOP or Eastman Investment Plan will access the Notice and Proxy Statement for the Annual Meeting and Eastman’s Annual Report to Stockholders electronically on the Internet. Making these materials available to you electronically rather than by sending printed material in the mail significantly reduces the Company’s printing and postage expenses and reflects our continuing efforts to increase efficiency and reduce costs through the expanded use of technology.
To access the 2007 Annual Report and the Notice and Proxy Statement for the 2008 Annual Meeting, please go to the Internet website address which appears in the voting instructions on the enclosed proxy card and click on the icon for each document. (If you like, you may use your Eastman employee account to access the Internet website and review the materials.) The business to be considered and voted upon at the Annual Meeting is explained in the Proxy Statement. Please review the Proxy Statement, and the Annual Report, before voting your shares. If you wish to receive paper copies of the Annual Report and Proxy Statement, go to www.materialrequest.com on the Internet and enter the number in the box by the arrow on your proxy card.
It is important that your shares be represented and voted at the Annual Meeting. As explained on the enclosed proxy card, you can vote by proxy by Internet, by telephone, or by marking, signing, dating, and mailing your proxy card in the enclosed postage-paid envelope. Whether you choose to vote by computer, telephone, or proxy card, please vote as soon as possible. Your vote is important, regardless of the number of shares you own.
Yours very truly,

Theresa K. Lee
Senior Vice President, Chief Legal Officer and Corporate Secretary